                                                                    EXHIBIT 10.1




                      STOCK PURCHASE AND MERGER AGREEMENT

                            Dated as of May 22, 1997

                                     among

                          MID-AMERICA DAIRYMEN, INC.,

                   BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.,

                                 BDH TWO, INC.

                                      and

                                  BORDEN, INC.

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                        ARTICLE I
                                              THE STOCK PURCHASE AND MERGER   . . . . . . . . . . . . . . . . . . . . . 2
         1.1       Stock Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.3       Surviving Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.4       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.5       Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.6       Certificate of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         1.7       Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.8       Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                                                        ARTICLE II
                                           STATUS AND CONVERSION OF SECURITIES  . . . . . . . . . . . . . . . . . . . . 6
         2.1       Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.2       Stock Options and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.3       Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

                                                       ARTICLE III
                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  11
         3.1       Representation and Warranties of Borden  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.2       Representations and Warranties of Holdings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.3       Representations and Warranties of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         3.4       Representations and Warranties of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.5       Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.6       Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                        ARTICLE IV
                                                        COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.1       Access; Information and Records; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.2       Conduct of the Businesses of Holdings Prior to the Closing Date  . . . . . . . . . . . . . . . . .  49
         4.3       Antitrust Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         4.4       Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         4.5       Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         4.6       Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         4.7       Termination of Affiliate Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         4.8       Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         4.9       Preparation of Returns and Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         4.10      No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         4.11      USDA Compliance Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         4.12      Post-Closing Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         4.13      Financing Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

                                                        ARTICLE V
                                                   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .  69
         5.1       Conditions Precedent to Obligations of Parties . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         5.2       Conditions Precedent to Obligation of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         5.3       Conditions Precedent to the Obligation of Holdings and Borden  . . . . . . . . . . . . . . . . . .  72


                                                        ARTICLE VI
                                                  PROVISIONS AS TO TAXES  . . . . . . . . . . . . . . . . . . . . . .  73
         6.1       Access to Records Following Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         6.2       Section 338 Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         6.3       Post-Closing Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         6.4       Tax Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         6.5       Other Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

                                                       ARTICLE VII
                                                 LABOR MATTERS, EMPLOYEE
                                                  RELATIONS AND BENEFITS  . . . . . . . . . . . . . . . . . . . . . .  86
         7.1       Conduct Prior to the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         7.2       Continuity of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         7.3       Collective Bargaining Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         7.4       Comparable Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         7.5       Business Plan Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         7.6       Business Plan Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89
         7.7       Defined Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
         7.8       Defined Contribution Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         7.9       Withdrawal Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         7.10      Post-Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         7.11      Welfare Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
         7.12      Accrued Vacation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         7.13      Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         7.14      Service Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         7.15      WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         7.16      COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         7.17      No Rights Conferred on Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

                                                       ARTICLE VIII
                                            ASSUMPTION OF CERTAIN OBLIGATIONS
                                             AND LIABILITIES; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . .  99
         8.1       Assumption and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
         8.2       Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102

                                                        ARTICLE IX
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 104
         9.1       Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104
         9.2       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
         9.3       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         9.4       Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         9.5       No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         9.6       Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
         9.7       Amendment and Modification; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
         9.8       Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         9.9       Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         9.10      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         9.11      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         9.12      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 116


                                   SCHEDULES

Schedule 3.1(c)           Consents and Approvals
Schedule 3.2(a)(ii)       Jurisdictions
Schedule 3.2(c)           Subsidiaries
Schedule 3.2(d)(i)        Exceptions to Ownership
Schedule 3.2(d)(ii)       Exceptions to Equity Interests
Schedule 3.2(e)           Holdings Consents and Approvals
Schedule 3.2(f)(i)        December 31, 1996 Financial Statements
Schedule 3.2(f)(ii)       Exceptions to Consistent Application of GAAP
Schedule 3.2(f)(iii)      Other Liabilities
Schedule 3.2(h)           Exceptions to Absence of Changes
Schedule 3.2(j)           Real Property Owned
Schedule 3.2(k)           Real Property Leased
Schedule 3.2(m)(iv)       Tax Deficiencies; Audits; Statutes of Limitations
Schedule 3.2(m)(v)        Additional Tax Sharing Agreements
Schedule 3.2(m)(vi)       Tax Elections and Special Tax Status
Schedule 3.2(n)           Material Contracts
Schedule 3.2(o)           Legal Proceedings
Schedule 3.2(p)           Licenses, Permits and Related Approvals
Schedule 3.2(q)(i)        Employee Matters
Schedule 3.2(r)(i)        Patents and Trademarks
Schedule 3.2(r)(ii)       Ownership and Use of Intellectual Property
Schedule 3.2(r)(iii)      Claims Challenging Ownership and Use of Intellectual Property
Schedule 3.2(r)(iv)       Infringing Use and Contrary Ownership Claims of Intellectual Property
Schedule 3.2(s)(ii)       Material Business Plans
Schedule 3.2(v)           Transactions with Affiliates
Schedule 3.2(w)           Bank Accounts
Schedule 3.2(x)           Product Warranty, Recall and Liability
Schedule 3.2(y)           Losses of Significant Customers
Schedule 3.3(c)           Parent Consents and Approvals
Schedule 3.3(f)           Parent Debarment and Other Orders
Schedule 4.2              Permitted Actions
Schedule 4.5              Equipment
Schedule 4.7              Affiliate Relations
Schedule 6.2              Electing Subsidiaries
Schedule 7.3              Collective Bargaining Agreements
Schedule 7.13             Severance Benefits


                                    EXHIBITS

Exhibit A                 Form of Master Services Agreement Amendment
Exhibit B                 Form of Trademark License Agreement
Exhibit C                 Form of Insurance Matters Agreement
Exhibit D                 Form of Meadow Gold Trademark License Agreement

                             INDEX OF DEFINED TERMS


Term                                                                                                                 Page
Accounting Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Aggregate Earnings Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Antitrust Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Antitrust Division  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Antitrust Improvements Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Antitrust Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Applicable Antitrust Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
Applicable Funding Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
BDH . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
BMGD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
Borden  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1, 4
Borden Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Borden Indemnified Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
Borden Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
Borden Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Borden Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
Borden Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Borden, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Borden's Actuary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
Business Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Business Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Clause (iv) Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 106
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Closing Date Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
Closing Payment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Closing Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
Common Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Common Share Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Conclusive Earnings Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Contemplated Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
Controlled Group  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
December 31, 1996 Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Earliest Borden Antitrust Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
Earnings Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Electing Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

Term                                                                                                                 Page
Employee Pension Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Establishment Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Final Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
Final Payment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
GCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Health and Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
Insurance Matters Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
Interim Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Master Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Master Services Agreement Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Meadow Gold Trademark License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Neutral Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
Newco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Option Settlement Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Parcel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Parent Indemnified Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 102
Parent Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
Parent Indemnitees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
Parent Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
Parent Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
Parent Termination Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Permitted Assignee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
Post-Closing Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
Post-Retirement Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  96
Pre-Closing Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
Preferred Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Real Estate Transfer Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
Real Property Gains Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
Related Transaction Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

Term                                                                                                                 Page
Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
Resolution Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Savings Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
Section 338 Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
Section 338 Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Short Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
Stock Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Surviving Entity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Tax Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
Tax Sharing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Terminated Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Total Transfer Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
Trademark License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
Transaction-Based Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
Transfer Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
Vacation Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
WARN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98

                      STOCK PURCHASE AND MERGER AGREEMENT

                 STOCK PURCHASE AND MERGER AGREEMENT dated as of May 22, 1997 among MID-AMERICA DAIRYMEN, INC., a Kansas cooperative marketing association ("Parent"), BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC., a Delaware corporation ("Holdings"), BDH TWO, INC., a Delaware corporation ("BDH"), and BORDEN, INC., a New Jersey corporation ("Borden, Inc."; together with BDH, "Borden").

                             W I T N E S S E T H :

                 WHEREAS, Borden owns 14,754,429 shares of Holdings' Common Stock, par value $0.01 per share (the "Common Stock"), and 3,400,000 shares of Holdings' Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and Parent desires to purchase (the "Stock Purchase") from Borden such shares (the "Borden Shares") pursuant to this Agreement;

                 WHEREAS, immediately after the Stock Purchase, Parent intends to effect the merger of a newly formed wholly owned subsidiary of Parent (referred to herein as "Acquisition") with and into Holdings in accordance with the General Corporation Law of the State of Delaware (the "GCL") and the provisions of this Agreement (the "Merger"), pursuant to which the other holders of shares of Common Stock shall receive the merger consideration set forth herein and Holdings will become a wholly owned subsidiary of Parent;

                 NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         THE STOCK PURCHASE AND MERGER

                 1.1 Stock Purchase. (a) In consideration of Borden, Inc. entering into this Agreement, on the date hereof, Parent shall pay to Borden, Inc. by wire transfer in immediately available funds $40,000,000. Except as provided in Section 9.11(b), such amount shall be non-refundable regardless of whether or not any of the transactions contemplated by this Agreement is consummated but, upon the consummation of the Stock Purchase, shall be credited towards the amounts payable to Borden, Inc. pursuant to Section 1.1(b).

                 (b) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) and prior to the Effective Time (as defined below), Borden shall sell to Parent, and Parent shall purchase from Borden, the Borden Shares. In consideration for the sale and transfer of the Borden Shares and, in part, for the right to license certain trademarks from Borden pursuant to the Trademark License Agreement (as defined herein), and upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent shall pay or cause to be paid to Borden by wire transfer in immediately available funds (in full satisfaction of Parent's obligations to Borden, Inc. and BDH Two, Inc. under this Section 1.1) (subject to the credit described in Sections 1.1(a) and 4.3(f)), (x) for each share of Preferred Stock (a "Preferred Share"), an amount equal to $25, plus the amount of accrued and unpaid dividends on such share to and including the Closing Date, and (y) for each share of Common

Stock (a "Common Share") owned by Borden, an amount equal to the Common Share Consideration (as defined below). On the Closing Date, upon the terms and subject to the conditions of this Agreement, Borden shall deliver to Parent certificates representing the Borden Shares, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and cancelled. The "Common Share Consideration" shall be determined in accordance with the following formula:

         CSC = $435,000,000 - ($25 x PS) - [(CSC x OPT) - ($5 x OPT)]
         ------------------------------------------------------------
                                      CS

where            CS       =       Number of Common Shares outstanding on the
                                        Closing Date

                 CSC      =       Common Share Consideration

                 OPT      =       Number of Options outstanding on the Closing
                                        Date

                 PS       =       Number of Preferred Shares outstanding on the
                                        Closing Date

                 1.2 The Merger. At the Effective Time, and subject to the terms and conditions of this Agreement and the GCL, Parent shall cause the Merger of Acquisition with and into Holdings to occur, the separate corporate existence of Acquisition shall thereupon cease, and Holdings shall be the surviving corporation in the Merger. Holdings hereinafter sometimes is referred to as the "Surviving Entity". Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.1(a) and the receipt of Borden, Inc.'s prior written consent, which consent shall not be unreasonably withheld, the Merger may be structured so that Acquisition is the Surviving Entity, and Borden, Inc. and BDH agree to enter into such amendment to this Agreement as shall be required to effect such change to the structure of the Merger; provided that Borden, Inc. may withhold its consent to any such change to the structure of the Merger if such change would have an adverse tax or other consequence to Borden, Inc. or any of its affiliates.

                 1.3 Surviving Entity. At the Effective Time, the Surviving Entity shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of a public as well as of a private nature of Holdings and Acquisition shall vest in the Surviving Entity, and all debts, liabilities and duties of Holdings and Acquisition shall become the debts, liabilities and duties of the Surviving Entity. The name of the Surviving Entity shall be such name as shall be set forth in the Certificate of Merger (as defined below) by Parent, with the prior written consent of Borden, Inc., which consent shall not be unreasonably withheld if such name does not include the word "Borden" or any name similar thereto or derivative thereof.

                 1.4 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Stock Purchase and the Merger (the "Closing") will take place at 10:00 a.m. on the 28th day (or, if such day is not a business day, the immediately succeeding business day) following the date on which the last to be satisfied or waived of the conditions set forth in
Article V hereof shall be satisfied or waived in accordance with this Agreement (the "Closing Date"), at the offices of Simpson Thacher & Bartlett, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

                 1.5 Effective Time. On the Closing Date, immediately after the consummation of the Stock Purchase, Parent shall file, or shall cause the filing of, a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and shall make or cause to be made all other filings or recordings required by the GCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as shall be specified in the Certificate of Merger with the prior written consent of Borden, Inc. (the "Effective Time").

                 1.6 Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be attached to the Certificate of Merger as an amendment to the Certificate of Incorporation of Holdings, with the effect that such Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Entity, until thereafter amended as provided therein and under the GCL.

                 (b) The By-laws of Acquisition in effect at the Effective Time shall be the By-laws of the Surviving Entity until thereafter amended in accordance with applicable law.

                 1.7 Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Entity and until his or her successor is duly elected and qualified.

                 1.8 Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Entity and until his or her successor is duly appointed and qualified.

                                   ARTICLE II

                      STATUS AND CONVERSION OF SECURITIES

                 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Holdings or the holders of any of the following securities:

                 (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled pursuant to Section 2.1(b) hereof and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive in cash an amount equal to the Common Share Consideration (the "Merger Consideration"), without any interest thereon, upon the surrender of the certificate representing such Common Share.

                 (b) Each Share (as defined below) which is held in the treasury of Holdings or its Subsidiaries (as defined below) or which is held by Parent or any of its subsidiaries (including the Borden Shares purchased by Parent pursuant to Section 1.1(b)) shall be cancelled and retired and no payment shall be made with respect thereto. Preferred Shares and Common Shares are herein together referred to as the "Shares".

                 (c) Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Entity.

                 (d) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal for such Shares in accordance with the GCL, if the GCL provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon.

                 2.2 Stock Options and Related Matters. On the Closing Date, immediately prior to the Effective Time, Holdings shall notify Parent of the amount of, and Parent shall pay to Holdings, the Option Settlement Amount (as defined below) and immediately thereafter each holder of a then outstanding option (an "Option") to purchase Common Shares granted under the 1996 Stock Purchase and Option Plan of Holdings (the "Option Plan") will be entitled (whether such Option is immediately exercisable or not) to receive in settlement thereof a cash payment from Holdings in an amount equal to the excess of the Common Share Consideration (as determined pursuant to Section 1.1(b)) over the exercise price of $5.00 per Share for each such Option, multiplied by the number of Common Shares covered by such Option (the "Option Settlement Amount"), net of any applicable withholding Taxes (as defined below). Holdings, acting through its Board of Directors or a duly authorized committee thereof, shall take all required action under each Option and the Option Plan so that, at the Effective Time, any Options with respect to which the holder thereof has not consented to cancellation in exchange for the receipt of the Option Settlement Amount will be converted into, and thereafter represent only the right to receive, the Option Settlement Amount. All such Options shall be cancelled upon the payment of such cash in settlement thereof. Immediately following the Effective Time, the Option Plan will be terminated and no further stock awards, stock options or stock appreciation rights will be granted thereunder subsequent to the Effective Time.

                 2.3 Exchange of Certificates. (a) Promptly upon the surrender of any certificate representing Common Shares entitled to payment pursuant to Section 2.1, Parent shall pay the holder of such certificate the Merger Consideration multiplied by the number of Common Shares formerly represented by such certificate, in exchange therefor, and such Share certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such certificate (other than certificates representing Dissenting Shares or shares held by Parent, Acquisition or Holdings, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be paid to a person other than the holder in whose name the certificate representing Common Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Common Shares formerly represented by the certificate surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither Parent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.

                 (b) Promptly following the date which is six months after the Effective Time, Parent shall return to the Surviving Entity all cash, certificates and other instruments in its possession relating to the transactions described in this Agreement, and Parent's duties under this
Section 2.3 shall
terminate. Thereafter, each holder of a certificate formerly representing a Common Share may surrender such certificate to the Surviving Entity and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Entity than may be accorded to general creditors of the Surviving Entity under Delaware law.

                 (c) The right of any holder of a certificate representing Common Shares to receive the Merger Consideration shall be subject to and reduced by the amount of any required Tax withholding obligation.

                 (d) Promptly after the Effective Time, Parent shall mail or deliver to each record holder of certificates which immediately prior to the Effective Time represented Common Shares a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration in exchange therefor.

                 (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Entity of any Common Shares. If, after the Effective Time, certificates previously representing Common Shares are presented to the Surviving Entity or Parent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

                 (f) Notwithstanding any other provision in this Section 2.3 to the contrary, Parent shall cause the Merger Consideration to be paid in immediately available funds on the date of the Effective Time with respect to any certificates representing Common Shares which are surrendered to Parent prior to or at the Effective Time, and Parent will not be required to comply with Section 2.3(d) with respect to such Shares.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 3.1 Representation and Warranties of Borden. Borden represents and warrants to Parent as follows:

                 (a) Due Organization and Power of Borden. Each of Borden, Inc. and BDH is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                 (b) Authorization and Validity of Agreement. The execution, delivery and performance by Borden of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors, and no other corporate action on the part of Borden is necessary for the execution, delivery and performance by Borden of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Borden and is a legal, valid and binding obligation of Borden, enforceable against Borden in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles.

                 (c) No Conflict. Except as set forth on Schedule 3.1(c) hereto, except as would not have a Material Adverse Effect (as defined in Section 3.2(a)) and except as would not prevent, materially hinder or materially delay the ability of Borden to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, the execution, delivery and performance by Borden of this Agreement and the consummation by them of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Borden; (ii) will not require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of law applicable to Borden, except for the requirements of Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Parent or its affiliates or which Parent or its affiliates are otherwise required to obtain; (iii) will not violate any provision of the Certificate of Incorporation or Bylaws of Borden; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Borden under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Borden is a party or by which any of them, or any of their assets are bound or encumbered.

                 (d) Ownership of the Borden Shares. Borden is and will be on the Closing Date the record and beneficial owner and holder of the Borden Shares, free and clear of all liens, claims, charges, security interests, options, other legal or equitable encumbrances, agreements, voting trusts, proxies or other arrangements or restrictions whatsoever. All of the Borden Shares have been duly authorized and validly issued and are fully paid and nonassessable. Upon transfer of the Borden Shares to Parent on the Closing Date in accordance with Section 1.1(b), Parent will receive good and marketable title to the Borden Shares, free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances.

                 3.2 Representations and Warranties of Holdings. Holdings represents and warrants to Parent as follows:

                 (a) Due Organization of Holdings and Subsidiaries. Each of Holdings and its Subsidiaries (as defined in Section 3.2(c)) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Holdings has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Each of Holdings and its Subsidiaries (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction set forth on Schedule 3.2(a)(ii), which are all of the jurisdictions in which the failure to so qualify would have a material adverse effect on the business or financial condition of Holdings and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Complete and correct copies of Holdings' Certificate of Incorporation and Bylaws, as amended to date, have been made available to Parent.

                 (b) Authorization and Validity of Agreement. The execution, delivery and performance by Holdings of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors, and no other corporate action on the part of Holdings or its stockholders is necessary for the execution, delivery and performance by Holdings of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and is a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

                 (c) Subsidiaries. Holdings has no entities in which it directly or indirectly owns 50% or more of the effective voting power or equity interest except as set forth in Schedule 3.2(c) hereto (the "Subsidiaries"). Complete and correct copies of the Certificate of Incorporation and Bylaws of each Subsidiary of Holdings, as amended to date, have been made available to Parent. None of Holdings or its Subsidiaries is a party to any partnership agreement or joint venture agreement with any other person.

                 (d) Capitalization. The authorized capital stock of Holdings consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 14,995,000 Common Shares and 3,400,000 Preferred Shares are outstanding as of the date hereof. Except as set forth on Schedule 3.2(d)(i) hereto, all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by Holdings and/or one or more of its Subsidiaries free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances. Except as indicated in
Schedule 3.2(d)(ii) hereto, (i) there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other ownership interests in, Holdings or of any of its Subsidiaries which have been issued, granted or entered into by Holdings or any of its Subsidiaries or any securities convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other ownership interests in, Holdings or any of its Subsidiaries; (ii) no shares of the capital stock of Holdings or any of its Subsidiaries are reserved for any purpose other than for the issuance of shares upon the exercise of the Options; (iii) there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the capital stock of Holdings or its Subsidiaries; and (iv) there are no agreements or other obligations (contingent or otherwise) which may require Holdings or its Subsidiaries to repurchase or otherwise acquire any shares of its capital stock other than as described in Section 2.2. All dividends on the Preferred Shares have been declared and paid on or as of the dates when such dividends are required to be declared and paid in accordance with the terms of the Preferred Shares.

                 (e) No Conflict. Except as set forth on Schedule 3.2(e) hereto, except as specifically contemplated in this Agreement and except as would not have a Material Adverse Effect, the execution, delivery and performance by Holdings of this Agreement and the consummation by it of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Holdings or any of its Subsidiaries; (ii) will not require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of law applicable to Holdings or its Subsidiaries, except for the Antitrust Improvements Act and the Exchange Act and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Parent or its affiliates or which Parent or its affiliates are otherwise required to obtain; (iii) will not violate any provision of the Certificate of Incorporation or Bylaws of Holdings or any of its Subsidiaries; (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Holdings or any of its Subsidiaries under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Holdings or any of its Subsidiaries is a party or by which any of them, or any of their assets are bound or encumbered; or (v) will not entitle any employee of Holdings or its Subsidiaries to severance or other related payments, or create any other material change in control related obligations to employees.


                 (f) Financial Statements. Attached as Schedule 3.2(f)(i) are an unaudited balance sheet of Holdings and its Subsidiaries at December 31, 1996 and a statement of Holdings' and its Subsidiaries' earnings before income taxes for the year ended December 31, 1996, together with the notes thereto (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with Holdings' accounting practices and present fairly in all material respects the financial position and earnings before income taxes of Holdings and its Subsidiaries at and for the year ended December 31, 1996. Set forth on Schedule 3.2(f)(ii) hereto are the material differences between generally accepted accounting principles and Holdings' accounting practices. Except as set forth on the Financial Statements or in Schedule 3.2(f)(iii), except for those that would not have a Material Adverse Effect and except for liabilities and obligations incurred in the ordinary course of business since December 31, 1996, neither Holdings nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required to be set forth on the Financial Statements under Holdings' accounting practices.

                 (g) Books and Records. The minute books of Holdings and each of its Subsidiaries contain substantially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and the committees of the Boards of Directors of Holdings and each of its Subsidiaries, and no meeting of any such stockholders, Board of Directors or committee has been held in which substantive corporate action was taken and for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Holdings and its Subsidiaries.

                 (h) Absence of Material Adverse Change. Except as a result of the execution and delivery of this Agreement or as expressly contemplated hereby (including, without limitation, by clause (iii) of Section 4.6(a) or by clause (C) of Section 4.6(d)(ii)) and except as set forth on Schedule 3.2(h), from December 31, 1996 to the date of this Agreement, and from December 31, 1996 to the Closing Date, Holdings and its Subsidiaries have conducted or will conduct business only in the ordinary course, and except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Holdings or any of its Subsidiaries has or will have:

                 (i) redeemed or purchased, directly or indirectly, any shares of its capital stock or declared or paid any dividends or distributions with respect to any shares of its capital stock, except for dividends due during such period with respect to the Preferred Shares, except for other dividends the amount of which is referred to in clause (i) of Section 4.6(a) or clause (A) of Section 4.6(d)(ii) and except for repurchases of Common Shares held by employees of Holdings or its Subsidiaries pursuant to the respective Management Stockholder's Agreements between Holdings and such employees;

                 (ii) except for issuances of Shares of Common Stock upon the exercise of outstanding Options, issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or other securities issued by it;

                 (iii) borrowed or become liable as a guarantor for any amount in excess of $1,000,000 in the aggregate, except for current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                 (iv) discharged or satisfied any lien or encumbrance in excess of $1,000,000, other than in the ordinary course of business;

                 (v) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets, except liens for current property taxes or assessments not yet due and payable and those arising in the ordinary course of business;

                 (vi) sold, assigned or transferred any of its material tangible assets, except in the ordinary course of business, or canceled without reasonable consideration any material debts owing to or held by it;

                 (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, other than any of the foregoing which is not material; provided that neither Borden, Holdings nor any of its Subsidiaries has sold, assigned or transferred, for use in connection with the Products (as defined in the Trademark License Agreement (as defined below)) or in connection with any of the other products of Holdings or its Subsidiaries, any of the intangible assets subject to the Trademark License Agreement or otherwise used in connection with the products of Holdings or its Subsidiaries;

                 (viii) made or granted any bonus or any wage or salary increase to any employee or group of employees other than in the ordinary course of business in accordance with past practice, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                 (ix) other than as reflected in Holdings' 1997 capital budget (a copy of which has been furnished to

Parent), made capital expenditures or commitments therefor that aggregate in excess of $500,000;

                 (x) made any loans or advances to, or guarantees for the benefit of, any person, including Borden and its affiliates (other than loans or advances made to employees in the ordinary course or made to Borden, Inc. and for which Holdings or its Subsidiaries are entitled to repayment);

                 (xi) amended or otherwise altered any contracts or other agreements to which it is a party or waived any rights or obligations thereunder, except in the ordinary course of business in accordance with past practice;

                 (xii) entered into any other transaction or agreement in excess of $100,000 other than in the ordinary course of business; or

                 (xiii) suffered any material adverse change in the financial condition or business of Holdings and its Subsidiaries taken as a whole (except as may be disclosed in this Agreement or in the Schedules hereto and except for changes affecting the economy generally, the dairy industry generally or the dairy industry within any of the jurisdictions in which Holdings or its Subsidiaries is operating).

                 (i) Absence of Undisclosed Liabilities. As of the Closing, none of Holdings or its Subsidiaries will have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of transactions entered into prior to the Closing Date, or any action or inaction prior to the Closing Date, except (i) obligations under Material Contracts (as hereinafter defined) or under contracts and commitments entered into in the ordinary course of business as permitted by Section 3.2(h), (ii) liabilities reflected on the balance sheet of Holdings and its Subsidiaries at December 31, 1996 and the notes thereto, included in the Financial Statements (the "December 31, 1996 Balance Sheet"), (iii) liabilities which in the aggregate would not have a Material Adverse Effect and (iv) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Schedules hereto.

                 (j) Real Property Ownership. Schedule 3.2(j) lists all real property (by street address) owned by each of Holdings and its Subsidiaries as of the date hereof. With respect to each parcel of real property (a "Parcel") listed in Schedule 3.2(j), except as would not, individually or in the aggregate, have a Material Adverse Effect:

                 (i) except as disclosed on Schedule 3.2(j) hereto, the entity owning such Parcel has marketable title to such Parcel, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, easements and other restrictions, other than
         (A) installments of special assessments not yet delinquent, (B) Taxes not yet due and payable, or (C) encumbrances, encroachments and recorded easements, covenants and restrictions, including exceptions listed on any title insurance policy, or deeds or other documents of record relating to such Parcel, copies of which have been delivered to Parent prior to the date hereof, which do not impair the current use, occupancy or value of the property subject thereto;

                 (ii) except as disclosed on Schedule 3.2(j) hereto, there are no pending or, to the knowledge of Holdings or its Subsidiaries, threatened condemnation proceedings or litigation or administrative actions relating to any Parcel;

                 (iii) except as disclosed on Schedule 3.2(j) hereto, there are no subleases, licenses, concessions or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of any Parcel;

                 (iv) except as disclosed on Schedule 3.2(j) hereto, there are no outstanding options or rights of refusal to purchase any Parcel, any portion thereof or interest therein;

                 (v) there are no parties (other than one or more of Holdings and any of its Subsidiaries) in possession of any Parcel, other than tenants under any leases disclosed on Schedule 3.2(j) who are in possession of space to which they are entitled; and

                 (vi) Holdings and its Subsidiaries have sufficient title to such easements or rights of way or other rights appurtenant to each Parcel to access public roads or rights of way.

                 (k) Real Property Leases. Schedule 3.2(k) contains a complete and accurate list of all real property leased by Holdings and its Subsidiaries as of the date hereof pursuant to any real property leases (the "Leases"). Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Lease: (i) such Lease is pursuant to a written Lease which has been executed and is in full force and effect;
(ii) neither Holdings or any of its Subsidiaries, as applicable, which is a party to such Lease nor, to the knowledge of Holdings or its Subsidiaries, any other party to such Lease, is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration, under such Lease;
(iii) such Lease will continue to be binding in accordance with its terms following the Closing, except as may result from actions that may be taken by Parent or its affiliates following the Closing; (iv) to Holdings or any of its Subsidiaries' knowledge, no party to such Lease has repudiated any provision thereof; and (v) to Holdings or its Subsidiaries' knowledge, there are no oral agreements or delayed payment programs in effect as to such Lease.

                 (l) Condition of Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Holdings and its Subsidiaries own or lease under valid leases all buildings, machinery, equipment and other tangible assets used in or necessary for the conduct of their business as presently conducted (except for assets and properties of Borden and its affiliates (other than Holdings and its Subsidiaries) used to provide services to Holdings and its Subsidiaries) and (ii) the buildings, fixtures and equipment owned or leased by Holdings or its Subsidiaries are in sufficiently good operating condition and repair to permit their use in the continuing operations of Holdings or its Subsidiaries as such operations are presently conducted, subject to normal wear and tear, and are not in need of maintenance or repairs except for ordinary, routine maintenance.

                 (m) Tax Matters. (i) Certain Defined Terms. For purposes of this Agreement, the following definitions shall apply:

                 (A) The term "Borden Corporation" shall mean one of the group of corporations consisting of Holdings and its Subsidiaries. Any reference to a Borden Corporation refers to that entity only and does not refer to the group of corporations of which such Borden Corporation is a member.

                 (B) The term "Group" shall mean, individually and collectively, (1) Holdings, (2) its Subsidiaries and (3) any individual, trust, corporation, partnership or any other entity as to which Holdings or any of its Subsidiaries are liable for Taxes incurred by such individual or entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6 or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

                 (C) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Borden Corporations are required to pay, withhold or collect.

                 (D) The term "Returns" shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                    (ii) Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of the Borden Corporations have been duly filed on a timely basis and such

Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Borden Corporations with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each of the Borden Corporations has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of any of the Borden Corporations with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

                   (iii) Returns Furnished. Parent has been provided access by Borden or Holdings to true and complete copies of (A) relevant portions of any separate federal and state income or franchise tax Returns relating to the Borden Corporations for periods ending on and after December 31, 1991; provided, however, that no such Return will be provided if it relates to or includes any corporation or group of corporations other than the Borden Corporations.

                    (iv) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth on Schedule 3.2(m)(iv) and except as would not have a Material Adverse Effect: (A) there is no audit by a governmental or Taxing authority in process or pending with respect to the Returns of the Borden Corporations; (B) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) with respect to Taxes of the Borden Corporations and none of the Borden Corporations has received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid by it; (C) the Borden Corporations are neither parties to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted (either in writing or verbally, formally or informally) against the Borden Corporations or any of their assets; and (D) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Borden Corporations.

                    (v) Tax Sharing. Except as set forth in Schedule 3.2(m)(v) and with respect to the tax sharing agreement dated as of January 1, 1996 between Borden Holdings, Inc. and Holdings (the "Tax Sharing Agreement"), Holdings and its Subsidiaries are not parties to any tax sharing agreement and have not assumed the liability for taxes of any other person under contract, and, except as provided in this Agreement, any payments to be made by Holdings to Borden, Inc. prior to the Closing Date with respect to Taxes for the period ended on December 31, 1996 or for the Short Period and any accruals of amounts with respect to Taxes for the period ended on December 31, 1996 or for, only with respect to Taxes other than income Taxes, the Short Period will be made in accordance with the Tax Sharing Agreement.

                    (vi) Tax Elections and Special Tax Status. Except as set forth in Schedule 3.2(m)(vi) or except as would not have a Material Adverse
Effect: (A) none of the Borden Corporations is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (B) none of the Borden Corporations has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Borden Corporations pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (C) none of the Borden Corporations is a "consenting corporation" under Section 341(f) of the Code; (D) none of the Borden Corporations has participated in an international boycott as defined in Section 999 of the Code; (E) none of the Borden Corporations has agreed to make, nor is any Borden Corporation required to make, any adjustment under Code Section 481(a) of the Code by reason of a change in accounting method or otherwise; (F) none of the assets of any of the Borden Corporations is "tax exempt use property" within the meaning of Section 168(h) of the Code; (G) Holdings has not made and will not make a deemed dividend election under Treasury Regulations Section 1.1502-32(f)(2) or a consent dividend election under
Section 565
of the Code; (H) none of the Borden Corporations has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country;
(I) none of the Borden Corporations is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes; and (J) none of the Borden Corporations is or was "25-percent foreign owned" within the meaning of Section 6038A of the Code at any time during any taxable period which remains open under the statute of limitations applicable for federal income tax purposes.

                 (n) Material Contracts. (i) Except as set forth on Schedule 3.2(n) hereto, except as would not, individually or in the aggregate, have a Material Adverse Effect, except for agreements entered into in the ordinary course of business or as permitted by Section 3.2(h) and except for licenses of, and other agreements with respect to, Company Intellectual Property (as defined in Section 3.2(r)) and Leases, as to which no representations or warranties are made other than as set forth in Sections 3.2(r) and 3.2(k), respectively, none of Holdings or its Subsidiaries is a party to or bound by, nor are any of their assets affected by, as of the date of this Agreement, any:

                 (A) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging any of its assets;

                 (B) agreement with respect to the lending or investing of funds;

                 (C) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                 (D) indemnification or other reimbursement obligations, except for indemnities and other reimbursement obligations in the ordinary course of business;

                 (E) license or royalty agreements involving more than $100,000;

                 (F) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party for which the annual payment exceeds $100,000;

                 (G) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which the annual payment exceeds $100,000;

                 (H) contract or group of related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $100,000;

                 (I) other contract or group of related contracts with the same party continuing over a period of more than thirty days from the date or dates thereof involving more than $100,000;

                 (J) contract which prohibits it from freely engaging in business anywhere in the world;

                 (K) contract with distributors of its products involving payments of more than $100,000 per annum;

                 (L) contract with any officer, director, shareholder or other affiliate;

                 (M) contract with any labor union or any bonus or any other form of deferred compensation plan or any stock purchase, stock option, or similar written plan or practice, or any severance agreements;

                 (N) contract for the employment or retention of any officer, employee or consultant on a full-time or part-time basis (except for consultants in the ordinary course of business); or

                 (O) any other contracts not described above which involve the payment by Holdings or its Subsidiaries of $100,000 or more in any 12 month period.

                    (ii) Except as specifically disclosed on Schedule 3.2(n) and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) each contract or commitment listed on Schedule 3.2(n) (the "Material Contracts") is valid, binding and enforceable against Holdings or, if a Subsidiary of Holdings is the party to such Material Contract, such Subsidiary; (B) each of Holdings and its Subsidiaries has performed all obligations under the Material Contracts required to be performed by it and Holdings and its Subsidiaries have not received any claim of default under any Material Contract; and (C) Holdings and its Subsidiaries do not have knowledge of any breach or anticipated breach by any other party to any Material Contract.

                   (iii) A true and correct copy of each Material Contract as of the date of this Agreement (other than those which are not located at the executive offices of Holdings in Ogden, Utah or of Borden, Inc. in Columbus, Ohio and those which are not written) has been supplied or made available to Parent, together with all amendments, waivers or other changes thereto.

                 (o) Legal Proceedings. Except as set forth on Schedule 3.2(o) and except as would not, individually or in the aggregate, have a Material Adverse Effect:

                 (i) there are no actions, suits, proceedings (including debarment proceedings) or orders pending or (to the knowledge of Holdings and its Subsidiaries, after reasonable review) threatened or (to the knowledge of Holdings and its Subsidiaries after reasonable review) investigations pending or threatened against or affecting Holdings and its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign ("Governmental Authority");

                 (ii) Holdings and its Subsidiaries are not subject to any order (including debarment orders), writ, injunction, judgment or decree of any court or any Governmental Authority;

                 (iii) there are no inquiries of any Governmental Authority pending, or to the knowledge of Holdings and its Subsidiaries, threatened (including inquiries as to the qualifications of Holdings and its Subsidiaries to hold or receive any license or permit); and

                 (iv) neither Holdings nor any of its Subsidiaries is in violation of any term of any judgment, decree, injunction, or order entered by any Governmental Authority or court and outstanding against Holdings or any of its Subsidiaries.

                 (p) Government Licenses, Permits and Related Approvals. Except as set forth on Schedule 3.2(p) hereto and except as would not, individually or in the aggregate, have a Material Adverse Effect:

                 (i) Holdings and its Subsidiaries own or possess all permits, licenses, franchises, certificates, approvals and other authorizations which are required under foreign, federal, state and local laws and regulations by such entity in the conduct of its business as it is presently conducted (collectively, the "Licenses and Permits"), including, without limitation, all Licenses and Permits required to operate each of Holdings and its Subsidiaries' dairies and all Licenses and Permits required under current public health and safety, worker health and safety and pollution or environmental protection laws, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any pollutant, contaminant or hazardous or toxic substance, material or waste or any regulation, code, plan, order, decree, judgment or notice or demand letter issued, entered, promulgated or approved thereunder ("Health and Environmental Laws").

                 (ii) No loss of any License or Permit is pending, or, to the knowledge of Holdings or its Subsidiaries, threatened or reasonably foreseeable as a result of the transaction contemplated by this Agreement or otherwise, except for normal expiration in accordance with the terms thereof.

                 (iii) Holdings and its Subsidiaries have complied, and are in compliance, in all material respects with all terms and conditions of all required Licenses and Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Health and Environmental Laws.

                 (iv) Holdings and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable laws and regulations of all Governmental Authorities which affect the businesses or any owned or leased properties of Holdings and its Subsidiaries and to which Holdings and its Subsidiaries may be subject (including, without limitation, all Health and Environmental Laws), and no claims have been filed against Holdings and its Subsidiaries alleging a violation of any such laws or regulations.

                 (v) Neither Holdings nor its Subsidiaries has received any notice or claim to the effect that it is or may be liable to any person as a result of a release or threatened release of any hazardous or non-hazardous substance, material or waste at any location nor has it filed any notice required under applicable law of any such release or threatened release.

                 (vi) Neither Holdings nor any of its Subsidiaries is presently subject to (A) any outstanding order from or agreement with any Governmental Authority or person respecting environmental or health matters under any Health and Environmental Laws or (B) any outstanding claims, liens, judicial or administrative proceedings or investigations arising under any Health and Environmental Laws.

                 (q) Employee Matters. (i) Schedule 3.2(q)(i) contains a list of (A) any persons on leave of absence who are currently collecting disability payments; and (B) all employment, consulting or similar compensation agreements of Holdings or its Subsidiaries which may not be terminated by Holdings or its Subsidiaries without penalty within thirty days after the Closing.

                    (ii) Except as disclosed in this Agreement or the Schedules hereto, except as would not have a Material Adverse Effect and except for the provisions of the Management Stockholder's Agreements between Holdings and certain of its or its Subsidiaries' employees, none of the employees of Holdings and its Subsidiaries is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to or affecting the present or proposed business activities of Holdings and its Subsidiaries.

                 (r) Intellectual Property. Schedule 3.2(r)(i) hereof lists all United States, state and foreign patents and patent applications, United States, state and foreign trademark and service mark registrations and applications and United States, state and foreign copyright registrations and applications therefor owned by or licensed to Holdings or any of its Subsidiaries (herein collectively referred to as the "Company Intellectual Property"). Except as set forth on Schedule 3.2(r)(ii) hereto and except as would not have a Material Adverse Effect, Holdings and its Subsidiaries own or have the right to use all listed patents, patent applications, trademark and service mark registrations and applications, and copyright registrations and applications and hold unexpired licenses or other rights to use all other intellectual property necessary to the conduct of the business of Holdings and its Subsidiaries. Except as set forth on Schedule 3.2(r)(iii) hereto and except as would not have a Material Adverse Effect, there are no existing or, to Holdings' or its Subsidiaries' knowledge, threatened claims of any third party based on the use by, or challenging the ownership of, Holdings or any of its Subsidiaries of any of the Company Intellectual Property and none of Borden, Holdings or its Subsidiaries has received a notice of conflict between the Company Intellectual Property and the asserted rights of others within the last five years. Except as set forth on Schedule 3.2(r)(iv) hereto and except as would not have a Material Adverse Effect, to Holdings' and its Subsidiaries' knowledge, there is no infringing use or contrary claim of ownership by any third person of the Company Intellectual Property and all other intellectual property necessary to the conduct of the business of Holdings and its Subsidiaries as presently conducted.

                 (s) Employee Benefit Plans. (i) For purposes of this Agreement, "Business Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, "multiemployer plans" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA)), retirement, savings, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (A) under which any employee or former employee of Holdings or its Subsidiaries (collectively, the "Business Employees") has any present or future right to benefits and (B) under which Borden, Holdings or its Subsidiaries has any present or future liability.

                    (ii) Schedule 3.2(s)(ii) sets forth a list of (A) each Business Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Benefit Plan"), (B) each Business Plan that is a multiemployer plan and (C) each other material Business Plan.

                   (iii) Except where a breach of the following, individually or in the aggregate, would not have a Material Adverse Effect:

                 (A) each Business Plan sponsored by Borden, Holdings or its Subsidiaries has been established and administered in accordance with its terms and in compliance with ERISA, the Code and all other applicable laws, rules and regulations; provided, however, that "compliance" shall not be achieved for purposes of this Section 3.2(s)(iii)(A) if an act or failure to act with respect to a Business Plan has resulted in or could reasonably be expected to result in unpaid excise taxes, penalties or fines under ERISA, the Code or other applicable laws, rules or regulations;

                 (B) a favorable determination letter as to the qualification under Section 401(a) or Section 505(c) of the Code of each Business Plan designed or intended to be a plan qualified under such sections has been issued by the Internal Revenue Service (the "IRS"), and nothing has occurred, to Borden's knowledge, which would cause the loss of such qualification or tax-exempt status;

                 (C) there are no actions, suits or claims to Borden's knowledge (other than routine claims for benefits in the ordinary course) that are pending, threatened, choate or inchoate with respect to Business Employees covered by any Business Plan (including, without limitation, claims by governmental regulatory agencies);

                 (D) no "prohibited transaction" (as defined in Section 4975 of the Code and for which no exemption exists under the Code) exists with respect to any Business Plan;

                 (E) no "reportable event" (as defined in Section 4043 of ERISA and the regulations thereunder and with respect to which the 30 day notice requirement has not been waived) exists with respect to any Business Plan;

                 (F) each member of a controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which Borden, Holdings or any of its Subsidiaries is also a member (the "Controlled Group") has paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Employee Pension Benefit Plan during the last five plan years; and as of the Closing, all members of the Controlled Group will have made all required premium payments to the PBGC that are due on or prior to such date with respect to such plans; and none of Borden, Holdings, its Subsidiaries or any Controlled Group member has engaged in a transaction that has subjected them to liability under Section 4069 of ERISA;

                 (G) true, correct and complete copies of the following have been delivered to Parent: (I) each Business Plan (but excluding any "multiemployer plans") listed on Schedule 3.2(s)(ii); (II) current summary plan descriptions that are routinely delivered to the Business Employees with respect to the Business Plans (but excluding any "multiemployer plans") listed on Schedule 3.2(s)(ii); and (III) to the extent applicable, the most recent determination letters issued by the IRS with respect to each Pension Benefit Plan; and

                 (H) no amounts have been contributed to any voluntary employees' beneficiary association maintained by Borden, Holdings or its Subsidiaries that was intended to fund any Business Plan providing benefits other than disability income benefits.

                 (t) Insurance. As of the date of this Agreement, none of Borden, Holdings or its Subsidiaries has received any notice of cancellation of any insurance policy maintained in favor of Holdings or its Subsidiaries or been denied insurance coverage, which, in either case, would have a Material Adverse Effect.

                 (u) Brokers, Finders, etc. None of Borden, Holdings or its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

                 (v) Transactions with Affiliates. Except as set forth herein, including, without limitation, as set forth in Article IV hereof, in
Schedule 3.2(v) hereto or as contemplated or permitted by Schedule 4.2 hereto, or as set forth in the Financial Statements, Holdings and its Subsidiaries have not engaged in any transaction, other than the movement of monetary assets, outside the ordinary course of business consistent with past practice with Borden or its affiliates (other than Holdings and its Subsidiaries) since December 31, 1996, which was (i) material to the business of Holdings and its Subsidiaries taken as a whole or (ii) undertaken in contemplation of the sale of Holdings.

                 (w) Bank Accounts. Schedule 3.2(w) lists all of the concentration bank accounts of each of Holdings and its Subsidiaries. None of Holdings or its Subsidiaries has granted a power of attorney to any person or entity which will not be terminated as of the Closing Date.

                 (x) Product Warranty; Product Recall; Product Liability. Except as set forth on Schedule 3.2(x) and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all products, and the delivery thereof, processed, manufactured, distributed or sold by Holdings and its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, (ii) in the last year, none of Holdings nor its Subsidiaries has recalled any products manufactured, distributed or sold by it and (iii) none of Holdings nor its Subsidiaries has, or at Closing will have, any liability to any person or entity relating to damage to property, personal injury or death caused by or relating to products processed, manufactured, distributed or sold by Holdings or its Subsidiaries prior to the Closing, to the extent such damage to property, personal injury or death arose or arises out of actions by or the inaction of Borden, Holdings or its Subsidiaries prior to the Closing.

                 (y) No Losses of Significant Customers. Except as set forth on Schedule 3.2(y), no customer of Holdings and its Subsidiaries which accounted for more than $17,000,000 of Holdings and its Subsidiaries' gross sales during the fiscal year of Holdings ended December 31, 1996 ceased purchasing all dairy products of the types theretofore purchased by such customer from Holdings or its Subsidiaries during the fiscal year of Holdings ended December 31, 1996. Except as set forth on Schedule 3.2(y), no customer of Holdings and its Subsidiaries which accounted for more than $4,000,000 of Holdings and its Subsidiaries' gross sales during the fiscal year of Holdings ended December 31, 1996 has, during the period from January 1, 1997 through the date of this Agreement, ceased purchasing all dairy products of the types theretofore purchased by such customer from Holdings or its Subsidiaries during the fiscal year of Holdings ended December 31, 1996.

                 3.3 Representations and Warranties of Parent. Parent represents and warrants to Holdings and Borden as follows:

                 (a) Due Organization and Power. Parent is a cooperative association duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Complete and correct copies of the Certificate of Incorporation and By-Laws of Parent, as amended to date, have been delivered to Holdings. At the time of the Closing, Acquisition will be a duly organized corporation, limited liability company or limited partnership, validly existing and in good standing under the laws of Delaware, will have all requisite power and authority to consummate the Merger and will not have engaged in any transaction or business, except incident to its formation and the consummation of the Merger.

                 (b) Authorization and Validity of Agreement. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been, and, at the time of the Closing, the performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby will have been, duly authorized by the Board of Directors of Parent and Acquisition, and no other corporate action on the part of Parent or Acquisition is or will be necessary for the execution, delivery and performance by Parent of this Agreement and the consummation by Parent or Acquisition of the transactions contemplated hereby. After the Stock Purchase, the Merger will be duly authorized by Acquisition pursuant to Section 253 of the GCL, and no other corporate action on the part of Acquisition, Holdings or their respective stockholders will be necessary for the consummation of the Merger. This Agreement has been duly executed and delivered by Parent and is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

                 (c) No Conflict. Except as set forth in Schedule 3.3(c) hereto and except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Parent to consummate the transactions contemplated hereby, the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Parent; (ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of law applicable to Parent, except for the requirements of the Antitrust Improvements Act and the Exchange Act and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Borden or which Borden or any of its affiliates are otherwise required to obtain; (iii) will not violate any provision of the Certificate of Incorporation or By-Laws of Parent; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Parent under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Parent is a party or by which it or any of its assets is bound or encumbered.

                 (d) Brokers, Finders, etc. Parent has not employed, nor is subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Borden or Holdings in connection with such transactions.

                 (e) Available Funds. Parent, together with any Permitted Assignees, will have sufficient funds available at the Closing to pay all amounts payable pursuant to Articles I and II.

                 (f)  USDA Suspension or Debarment.  Except as set forth on
Schedule 3.3(f), neither Parent nor any of its affiliates has been suspended or debarred from Federal procurement or non-procurement programs, no cause for any such suspension or debarment of Parent exists and, to Parent's knowledge, no cause for any such suspension or debarment of any of Parent's affiliates exists.

                 3.4 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article III, Borden is making no representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of Holdings and its Subsidiaries and that Parent takes Holdings and its Subsidiaries "as is" and "where is." It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent are not and shall not be deemed to be or to include representations or warranties of Borden.

                 3.5 Survival of Representations and Warranties. The respective representations and warranties of Borden, Holdings and

Parent contained in this Article III shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing, except that the representations and warranties contained in Sections 3.1(b), 3.1(d), 3.2(b), 3.3(b) and 3.4 shall survive the Closing.

                 3.6 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross reference appears. Disclosure of any fact or item in any Schedule or Exhibit hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of Holdings and its Subsidiaries individually or of Holdings and its Subsidiaries taken as a whole.

                                   ARTICLE IV
                                   COVENANTS

                 4.1 Access; Information and Records; Confidentiality. (a) During the period commencing on the date hereof and ending on the Closing Date, Borden, Inc. shall, and Holdings shall and shall cause its Subsidiaries to, upon reasonable request and notice, afford to Parent, its counsel, accountants and other authorized representatives reasonable access during normal business hours to the plants, properties, senior management, books and records of Holdings and its Subsidiaries, in order that Parent may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of Holdings and its Subsidiaries; provided that, any contacts with such senior management shall be approved in advance by Borden. Each of Borden, Inc. and Holdings will cause its officers, employees, accountants and other agents to furnish to Parent such additional financial and operating data and information with respect to Holdings and its Subsidiaries (including information relating to the liabilities and obligations referred to in Sections 8.1(a)(i) and 8.1(a)(iii)) as Parent may from time to time reasonably request.

                 (b) (i) Prior to the Closing, Borden, Inc. shall deliver, or shall cause Holdings to deliver, to Parent a statement setting forth, as of a date not more than 10 days prior to the Closing Date, any changes that would be required to Schedules 3.2(j), 3.2(k) and 3.2(m) if such Schedules were being delivered for purposes of Sections 3.2(j), 3.2(k) and 3.2(m), respectively, as of such date; provided that none of Borden or Holdings makes or will be deemed to have made any representation or warranty with respect to such information and only the representations and warranties contained in Article III hereof shall have any legal effect.

                    (ii) Promptly after they become available following each Accounting Period (as defined in Section 4.6) ending after the date hereof and prior to the Closing Date, Holdings shall deliver to Parent a copy of Holdings' and its Subsidiaries' balance sheet and statement of earnings before income taxes for such Accounting Period to the extent that, and in such form as, such information is prepared in the ordinary course of business; provided that none of Borden or Holdings makes or will be deemed to have made any representation or warranty with respect to such information and only the representations and warranties contained in
Article III hereof shall have any legal effect.

                 (c) Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 7, 1997, between Parent and Borden, Inc.

                 4.2 Conduct of the Businesses of Holdings Prior to the Closing Date. Borden, Inc. and Holdings agree that, except as permitted, required or specifically contemplated by this Agreement, including, without limitation, those actions contemplated on Schedule 4.2 or in this Article IV, or as otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the Closing Date:
                 (a) the businesses of Holdings and its Subsidiaries shall be conducted only in the ordinary course of business;

                 (b) neither Holdings nor any of its Subsidiaries will amend its Certificate of Incorporation or By-Laws;

                 (c) Holdings and its Subsidiaries will use their reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees, and to preserve the good will of those having business relationships with them; and

                 (d) neither Holdings nor any of its Subsidiaries will take any other action which would result in the representation and warranty contained in Section 3.2(h) being untrue at and as of the Closing Date.

                 4.3 Antitrust Laws. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under the applicable Antitrust Laws (as defined in Section 4.3(e) hereof) in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority (as defined in Section 4.3(e) hereof).

                 (b) Each party hereto shall use all best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "best efforts" shall include, without limitation:

                 (i)      in the case of each of Parent and Borden:

                          (A)  filing with the appropriate Antitrust
                 Authorities no later than the business day following the date hereof a Notification and Report Form with respect to the transactions contemplated by this Agreement; and

                          (B) if Parent or Borden receives a second request for information and documents from an Antitrust Authority, substantially complying with such second request within 21 days following the date of its receipt thereof;

                 (ii)     in the case of Parent only:

                          (A) (1) filing with the appropriate Antitrust Authorities, and causing each of Parent's Affiliates and/or Permitted Assignees and/or other Persons with whom Parent or any of its Permitted Assignees intends to consummate any transaction related to any of the assets or businesses of Holdings or its Subsidiaries or related to any assets or businesses of Parent, Parent's Affiliates and/or Permitted Assignees, in either case in connection with, or in order to permit the consummation of, the transactions contemplated hereby (such Affiliates of Parent, Permitted Assignees and other Persons, collectively, "Related Transaction Parties") to file with the appropriate Antitrust Authorities, no later than five business days following the date hereof a Notification and Report Form with respect to any and all such transactions (including without limitation any and all such transactions contemplated by Parent's filing under Section 4.3(b)(i)(A)) for which such a filing with the appropriate Antitrust Authorities is required and (2) if Parent or Related Transaction Party receives a second request for information and documents from an Antitrust Authority, substantially complying (and causing each applicable Related Transaction Party to substantially comply) with such second request within 21 days following the date of its receipt thereof; and

                          (B) taking any and all actions and doing any and all other things necessary, proper or advisable to cause the condition contained in Section 5.1(b)(ii) hereof to be satisfied and to permit the Closing to occur as soon as possible but in any event on or prior to the Earliest Borden Antitrust Termination Date (as defined below) (it being understood that, without limiting Parent's obligations hereunder, the timing of the Closing shall be as set forth in
                 Section 1.4); and

                 (iii) in the case of Borden only, subject to Parent's compliance with clauses (i) and (ii) above, not frustrating or impeding Parent's strategy or negotiating positions with any Antitrust Authority, except to the extent such strategy would cause Borden or any of its Affiliates to take any action with respect to their assets or businesses, other than actions required by this Agreement with respect to

         Holdings and its Subsidiaries and their assets and businesses.

For purposes of this Agreement, the term "Earliest Borden Antitrust Termination Date" shall mean, at any time, the earliest date when Borden would then be permitted to terminate this Agreement pursuant to Section 9.1(a)(iii) hereof.

                 (c) If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each party hereto shall cooperate with one another to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Without limiting the generality of the foregoing, Parent's obligations pursuant to Section 4.3(b)(ii)(B) above shall include litigating against any Antitrust Authority or other person necessary, proper or advisable in order that the condition contained in Section 5.1(b)(ii) hereof may be satisfied and any and all objections raised by any Antitrust Authority will not prevent the Closing from occurring on or prior to the Earliest Borden Antitrust Termination Date (it being understood that, without limiting Parent's obligations hereunder, the timing of the Closing shall be as set forth in
Section 1.4).

                 (d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, Parent and Borden, Inc. each shall cause its counsel to (i) afford to the other party's counsel the opportunity to receive and to review for a reasonable period in advance of filing or submission to any Antitrust Authority all forms, documents, letters, memoranda and other materials proposed to be filed or submitted to any Antitrust Authority regarding the transactions contemplated hereby, and give reasonable consideration to any comments or proposals such counsel may make with respect to any such forms, documents, letters, memoranda or other materials, (ii) give reasonable advance notice to the other party's counsel of each meeting, pre-arranged telephone call or telephone call initiated by a party or its counsel with any Antitrust Authority regarding the transactions contemplated hereby, so that such counsel may attend or otherwise participate therein, and permit the other party's counsel to attend or otherwise participate therein, and (iii) promptly inform the other party's counsel of the substance of each other communication (written or oral, in person or by telephone) with any Antitrust Authority regarding the transactions contemplated hereby.

                 (e) For purposes hereof, (i) "Antitrust Authorities" means the FTC, the Antitrust Division and the attorneys general of the several states of the United States and (ii) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Antitrust Improvements Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                 (f) Parent shall pay to Borden, Inc. by wire transfer in immediately available funds $10,000,000 within one business day following the satisfaction of the condition contained in Section 5.1(b)(ii). Except as provided in Section 9.11(b), such amount shall be non-refundable regardless of whether or not any of the transactions contemplated by this Agreement is consummated but, upon the consummation of the Stock Purchase, shall be credited towards the amounts payable to Borden, Inc. pursuant to Section 1.1(b).

                 4.4 Non-Solicitation. (a) Parent will not, from and after the date hereof and for a period of three years following the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Borden, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of Borden or any of its Subsidiaries, at the date hereof or at any time hereafter until the earlier of the termination of this Agreement and the Closing Date, to terminate his or her employment with Borden or any of its Subsidiaries; provided that the foregoing shall not prohibit Parent from, after the Closing Date, soliciting, encouraging, enticing or inducing any such person who is an employee of Holdings or its Subsidiaries on the Closing Date. Parent agrees that any remedy at law for any breach by it of this Section 4.4(a) would be inadequate, and Borden would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Parent by this Section 4.4(a) is too broad to permit enforcement of such restriction to its fullest extent, Parent agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Parent hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                 (b) Borden will not, from and after the date hereof and for a period of three years following the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Parent, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of Parent or any of its affiliates known to Borden at the date hereof or at any time hereafter until the earlier of the termination of this Agreement and the Closing Date and with whom Borden or its affiliates has had contact in the course of the negotiation of the transactions contemplated hereby, to terminate his or her employment with Parent or any of such affiliates. In addition, Borden will not, for a period of three years following the Closing Date, without the prior written approval of Parent, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of Holdings or Subsidiaries at the

Closing Date to terminate his or her employment with Parent or any of its affiliates known to Borden, including Holdings or its Subsidiaries. Borden agrees that any remedy at law for any breach by it of this Section 4.4(b) would be inadequate, and Parent would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Borden by this Section 4.4(b) is too broad to permit enforcement of such restriction to its fullest extent, Borden agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Borden hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                 4.5 Equipment. Borden, Inc. shall use its reasonable efforts to obtain Bankers Leasing Corporation's consent to the assignment of that portion of the Master Lease Agreement (the "Master Lease Agreement") between Borden, Inc. and Bankers Leasing Corporation relating to the equipment subject thereto that is used in the operation of Holdings' and its Subsidiaries' business (the "Equipment"); provided that, in connection with any such assignment, unless Borden, Inc. otherwise consents thereto in writing, Holdings or its Subsidiary or Subsidiaries shall assume all of Borden, Inc.'s obligations under the Master Lease Agreement with respect to such Equipment. Upon reasonable request and notice, Parent shall, and shall cause its counsel, accountants and other representatives to, cooperate with Borden, Inc. in connection with obtaining such consent and in connection with any such assignment, including without limitation by providing such financial and other information with respect to Parent and its Subsidiaries as Borden, Inc. or Bankers Leasing Corporation may from time to time reasonably request; provided that neither Parent nor any of its Subsidiaries shall be required to pay any amount to Bankers Leasing Corporation in order to obtain such consent from Bankers Leasing Corporation. If such consent is not obtained prior to the 40th day after the date hereof, then, subject to Borden's obligations under Section 6.5(a), Parent shall purchase or cause the purchase of the Equipment on or prior to the Closing Date. Schedule
4.5 hereto sets forth a list of the Equipment as of the date hereof.

                 4.6 Earnings. (a) Holdings shall prepare and deliver to Parent on the Closing Date a statement, prepared in accordance with Holdings' accounting practices applied consistently (subject to normal year-end adjustments) with Holdings' accounting practices used in the preparation of the Financial Statements (the "Closing Date Statement"), of the Earnings (as defined below) for the period from and including January 1, 1997 through the close of business of the last full accounting period of Holdings (which consists, for each fiscal quarter of Holdings, of two four-week periods followed by one five-week period (each, an "Accounting Period")) preceding the Closing for which Holdings has closed its accounting records in accordance with its normal practices. If the Earnings set forth on the Closing Date Statement exceed the sum of (i) the amount of dividends, if any (including, without limitation, dividends on the Common Stock and any special or regular quarterly dividends on the Preferred

Stock), paid by Holdings during the period covered by the Closing Date Statement (less the amount of any cash contributions received by Holdings during such period), plus (ii) the amount of accrued and unpaid dividends on the Preferred Stock as of the last day covered by such Closing Date Statement, plus (iii) the aggregate amount of tax sharing payments (including advances thereof) made by Holdings pursuant to the Tax Sharing Agreement for and during the period covered by the Closing Date Statement (the amount of such excess, if any, the "Closing Payment Amount"), then, on the Closing Date, Parent shall pay to Borden, Inc. by intra-bank transfer at The Chase Manhattan Bank, New York, New York (ABA #021000021) (Credit to Borden, Inc. 015-1-013521) cash in U.S. dollars and in immediately available funds in an amount equal to the Closing Payment Amount.

                 "Earnings" means the consolidated earnings before income taxes (but net of all other Taxes) of Holdings and its Subsidiaries as reported by Holdings using Holdings' accounting practices applied consistently (subject to normal year-end adjustments) with Holdings' accounting practices used in the preparation of the Financial Statements, determined without giving effect to
(i) any extraordinary charges or (ii) any fees or expenses incurred by Holdings and its Subsidiaries in connection with the transactions contemplated by this Agreement, but only to the extent such fees and expenses were incurred specifically at the request of Parent or its affiliates or in connection with Parent obtaining financing for the transactions contemplated by this Agreement.

                 (b) Not later than 20 business days after Holdings would close its accounting records in accordance with its normal practices (as in effect prior to the Closing) for the full Accounting Period in which the Closing occurs (such Accounting Period, the "Closing Period"), Parent shall, or shall cause the Surviving Entity to, prepare and deliver to Borden, Inc. a statement, prepared in accordance with the same accounting practices as are used for purposes of the Closing Date Statement (the "Earnings Statement") of the Earnings for the period from and including January 1, 1997 through the last day of the Closing Period. The Earnings Statement shall include separate calculations of (i) the Earnings for the period covered by the Closing Date Statement, together with a reconciliation of any amounts that differ from the amounts contained in the Closing Date Statement and a reasonably detailed statement of the reasons for each such difference, (ii) the Earnings for each full Accounting Period beginning immediately following the period covered by the Closing Date Statement and ending before the Closing Period, (iii) the Earnings for the Closing Period and (iv) the Earnings for the Closing Period, multiplied by a fraction, the numerator of which is the number of days from and including the first day of the Closing Period through the Closing Date and the denominator of which is the number of days in the Closing Period.

                 (c) Borden, Inc. will have 20 business days to review the Earnings Statement, together with the workpapers used in its preparation. Parent shall make the books and records of

Holdings, the Surviving Entity and the Subsidiaries available to Borden, Inc. for purposes of its review of the Earnings Statement. Unless Borden, Inc. delivers written notice to Parent on or prior to the 20th business day after its receipt of the Earnings Statement of its objection to the Earnings Statement, the parties hereto will be deemed to have accepted and agreed to the Earnings Statement, and such agreement will be final and binding. If Borden, Inc. so notifies Parent of its objection to the Earnings Statement and delivers to Parent a reasonably detailed itemized basis for such objection, Parent shall have 20 business days to prepare and deliver a revised Earnings Statement to Borden, Inc. or to notify Borden, Inc. in writing that it does not intend to do so. Thereafter, Parent and Borden, Inc. will, within 20 business days following the delivery of such revised Earnings Statement or written notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by Parent and Borden, Inc. during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If Parent and Borden, Inc. do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within ten days after the expiration of the Resolution Period to an independent accounting firm of national reputation mutually acceptable to Parent and Borden, Inc. (the "Neutral Auditors"). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors will be borne equally by Parent and Borden, Inc. The Neutral Auditors will deliver to Parent and Borden, Inc. a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by Parent and Borden, Inc.) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Earnings Statement, which either is agreed upon by Parent and Borden, Inc. or is delivered by the Neutral Auditors in accordance with this Section, will be the "Conclusive Earnings Statement" and the date on which an Earnings Statement becomes a Conclusive Earnings Statement will be the "Establishment Date".

                 (d) If the amount of Earnings set forth on the Conclusive Earnings Statement is different from the amount of the amount of Earnings set forth on the Closing Date Statement, Parent or Borden, Inc., as the case may be, shall pay to the other, by wire transfer in immediately available funds on the second business day following the Establishment Date, an amount in cash equal to the difference between the Aggregate Earnings Payment (as defined below) and the Closing Payment Amount (the amount of such difference is referred to herein as the "Final Payment Amount"). For purposes of this Agreement, "Aggregate Earnings Payment" means:

                 (i) the sum of (A) the Earnings for the period from and including January 1, 1997 through the last day of the full Accounting Period immediately preceding the Closing Period, plus (B) the Earnings for the Closing Period, multiplied, in the case of this clause (B) only, by a fraction, the numerator of which is the number of days from and including the first day of the Closing Period through the Closing Date and the denominator of which is the number of days in the Closing Period; minus

                 (ii) the sum of (A) the amount of dividends, if any (including, without limitation, dividends on the Common Stock and any special or regular quarterly dividends on the Preferred Stock), paid by Holdings during the period from and including January 1, 1997 through the Closing Date (less the amount of any cash contributions received by Holdings during such period), plus (B) the amount of accrued and unpaid dividends on the Preferred Stock as of the Closing Date, plus (C) the aggregate amount of tax sharing payments (including advances thereof) made by Holdings pursuant to the Tax Sharing Agreement for and during the period covered by the Closing Date Statement.

The Final Payment Amount payable by Parent or Borden, Inc. pursuant to this
Section 4.6(d) shall bear interest for the period from and including the Closing Date to the date of payment (calculated on the basis of a 365-day year) at the rate per annum equal to the prime rate publicly announced on the Closing Date by The Chase Manhattan Bank in New York, New York minus 1%, which interest shall be payable together with the payment of the Final Payment Amount.

                 4.7 Termination of Affiliate Relations. Except as contemplated by this Agreement or as set forth on Schedule 4.7 hereto, on or prior to the Closing Date, Holdings and its

Subsidiaries shall have repaid all of their outstanding indebtedness (including interest thereon) and satisfied all of their other liabilities owed to Borden or Borden's affiliates (other than Holdings and its Subsidiaries) and Borden and its affiliates (other than Holdings and its Subsidiaries) shall have repaid all of their outstanding indebtedness (including interest thereon) and satisfied all of their other liabilities owed to Holdings and its Subsidiaries. All agreements between Holdings and its Subsidiaries and Borden and its affiliates (other than agreements solely between Holdings and its Subsidiaries, agreements contemplated by this Agreement and agreements listed on Schedule 4.7) shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been satisfied.

                 4.8 Further Actions. (a) Subject to the terms and conditions of this Agreement, and without limiting (or, with respect to the matters covered by Section 4.3, expanding) the obligations of the parties contained in Section 4.3, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain, in addition to approvals discussed in Section 4.3 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Authorities and parties to contracts with Holdings or any of its Subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 4.3 hereof, all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Stock Purchase, the Merger or the other transactions contemplated hereby; (iv) in the case of Parent, to obtain the funds necessary to consummate the transactions contemplated by this Agreement on the Closing Date; and (v) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

                 (b) Except as permitted in the Trademark License Agreement, neither Holdings nor any of its Subsidiaries shall in any way use, after the end of the three month period beginning on the Closing Date, any trademark, tradename, brandmark, brandname, tradedress or logo owned or used in the continuing business of Borden or any of its affiliates (collectively, the "Borden Names"), or use any trademark, tradename, brandmark, brandname, tradedress or logo which is likely to cause confusion with any Borden Name or be associated with Borden or any of its affiliates, on or as of the Closing Date. If this Section 4.8(b) is breached or threatened to be breached, Parent expressly consents that in addition to any other remedy Borden and its affiliates may have, Borden or such affiliate shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

                 (c) Promptly after the Closing, Borden, Inc. shall cause all books of account, minute books, stock record books and other records of Holdings and its Subsidiaries to be delivered to Holdings; provided that Borden, Inc. may deliver copies of, or relevant extracts from, any such documents which contain information with respect to Borden or affiliates of Borden, Inc. other than Holdings or its Subsidiaries.

                 4.9 Preparation of Returns and Payment of Taxes. Holdings shall prepare and timely file all Returns and amendments thereto required to be filed by the Borden Corporations on or before the Closing Date. Parent shall have a reasonable opportunity to review any such Returns to the extent that such Returns do not include or relate to any corporation or group of corporations other than the Borden Corporations. Borden and each of the Borden Corporations shall pay and discharge all Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon prior to the Closing Date, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any Material Adverse Effect; and (b) Holdings shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

                 4.10 No Shopping. Until the earlier of the Closing and the termination of this Agreement, Borden and Holdings and those acting on behalf of them will not (and Borden will use its best efforts to cause its officers, employees, shareholders, agents and representatives not to), directly or indirectly, solicit, encourage or initiate any discussions with, or negotiate with or provide any information to, any person or entity other than Parent and Parent's officers, employees and agents concerning any merger, sale of material assets or similar transaction involving Holdings and its Subsidiaries or any sale of any capital stock of Holdings and its Subsidiaries (other than sales of common stock pursuant to the exercise of outstanding Options). Without the prior written consent of Parent during such period, neither Borden nor Holdings will furnish to any person or entity (other than Parent) any non-public information concerning Holdings and its Subsidiaries or their respective businesses, financial affairs or prospects for the purpose of or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or (other than in the ordinary course of business) assets of Holdings and its Subsidiaries.

                 4.11 USDA Compliance Agreement. Parent agrees that it will assume the obligations of Borden, Inc. and/or Borden/Meadow Gold Dairies, Inc. under the Compliance Agreement in Lieu of Debarment among Borden, Inc., Borden/Meadow Gold Dairies, Inc.

and the Food and Consumer Service of the United States Department of Agriculture if Parent is requested to assume such obligations by the Food and Consumer Service pursuant to Section 7(a) of such Compliance Agreement.

                 4.12 Post-Closing Services. No later than 30 days after the date of this Agreement, Parent shall notify Borden, Inc. in writing of the services under the Master Customer Services Agreement currently in effect that Parent desires to terminate as of the Closing Date (the "Terminated Services"). Unless Borden Services Company and Parent otherwise agree in writing prior to the Closing Date, Borden, Inc. agrees to cause Borden Services Company to terminate the Terminated Services effective as of the Closing Date.

                 4.13 Financing Best Efforts. Parent shall use all best efforts to obtain the funds needed to permit the Closing to occur as soon as possible but in any event no later than the Clause (iv) Termination Date (as defined in Section 9.1). Without limiting the generality of the foregoing, "best efforts" shall include, without limitation, taking any and all actions and doing any and all other things necessary, proper or advisable to obtain such funds and to permit the Closing to occur as soon as possible but in any event on or prior to the Clause (iv) Termination Date.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

                 5.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

                 (a) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase or the Merger; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

                 (b) Regulatory Authorizations. All (i) consents, approvals, authorizations and orders of federal and state Governmental Authorities as are required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement (the "Required Consents") shall have been obtained, except for Required Consents the failure to obtain which, individually or in the aggregate, would not have a Material Adverse Effect; and
(ii) applicable waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

                 5.2 Conditions Precedent to Obligation of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Borden, Inc. and Holdings contained in this Agreement shall be true and accurate as of the Closing Date as if made at and as of such date (except for changes permitted or contemplated by this Agreement and except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any exception contained therein for matters that would or would not, as the case may be, have a Material Adverse Effect), would not, individually or in the aggregate, have Material Adverse Effect.

                 (b) Performance of Agreement. Each of Borden and Holdings shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (c) Absence of Material Adverse Change. Since the date of this Agreement, there shall not have been any material adverse change, individually or in the aggregate, in the financial condition or business of Holdings and its Subsidiaries taken as a whole (except for changes affecting the economy generally, the dairy industry generally or the dairy industry within any of the jurisdictions in which Holdings or its Subsidiaries is operating).

                 (d) Certificate. Parent shall have received a certificate of Holdings, dated the Closing Date, executed on behalf of Holdings by its President or any Vice President, to the effect that the conditions specified in paragraphs (a), (b) and (c) above have been satisfied.

                 (e) Delivery of the Borden Shares. Borden shall have delivered to Parent certificates representing all of the Borden Shares owned by such corporation, each of which shall have been duly endorsed or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto.

                 (f) Ancillary Agreements. Borden Services Company shall have executed and delivered to Parent or Holdings the Amendment to the Master Customer Services Agreement, substantially in the form of Exhibit A hereto (the "Master Services Agreement Amendment"), Borden shall have executed and delivered to Parent or Holdings the Trademark License Agreement, substantially in the form of Exhibit B hereto (the "Trademark License Agreement"), Borden, Inc. shall have executed and delivered to Parent the Insurance Matters Agreement, substantially in the form of Exhibit C hereto (the "Insurance Matters Agreement"), and Borden Foods Corporation or another affiliate of Borden, Inc. shall have executed and delivered to Holdings or its subsidiary the Trademark License Agreement, substantially in the form of Exhibit D hereto (the "Meadow Gold Trademark License Agreement").

                 5.3 Conditions Precedent to the Obligation of Holdings and Borden. The obligation of Holdings and Borden to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

                 (a) Accuracy of Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and accurate as of the Closing Date as if made at and as of such date (except for changes permitted or contemplated by this Agreement and except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any exception or threshold with respect to materiality contained therein), would not, individually or in the aggregate, prevent, materially hinder or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                 (b) Performance of Agreements. Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (c) Certificate. Borden shall have received a certificate of Parent, dated the Closing Date, executed on behalf of Parent by its President or any Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

                 (d) PBGC Actions. The PBGC shall not have (i) threatened to terminate or terminated any Employee Pension Benefit Plan, (ii) imposed any lien on any assets of Borden or any of their affiliates or (iii) required any agreement or guarantee by Borden or any of their affiliates of any obligations in respect of pension plans of Borden or any of their affiliates as a condition to withdrawing any threat to terminate any Employee Pension Benefit Plan.

                 (e) Ancillary Agreements. Parent or Holdings shall have executed and delivered to Borden Services Company the Master Services Agreement Amendment, to Borden, Inc. the Insurance Matters Agreement and to Borden the Trademark License Agreement, and Holdings or its subsidiary shall have executed and delivered to Borden Foods Corporation or another affiliate of Borden, Inc. the Meadow Gold Trademark License Agreement.

                                   ARTICLE VI

                             PROVISIONS AS TO TAXES

                 6.1 Access to Records Following Closing. Parent and Borden agree that so long as any books, records and files retained by Borden relating to the business of the Borden Corporations, or the books, records and files delivered to the control of Parent pursuant to this Agreement to the extent they relate to the operations of the Borden Corporations prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Parent and Borden shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

                 6.2 Section 338 Elections. (a) If requested by Parent, Borden and Parent shall jointly make timely and irrevocable elections under
Section 338(h)(10) of the Code (the "Elections"), and, if permissible, similar Elections under any applicable state or local income tax laws with respect to Holdings and those Subsidiaries set forth on Schedule 6.2 ("Electing Subsidiaries"). Borden, Parent and Holdings and the Electing Subsidiaries shall report the transaction consistent with such Elections under Section 338(h)(10) of the Code or any similar state or local tax provision and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a Final Determination (as hereinafter defined). For purposes of this Agreement, "Final Determination" shall mean final resolution by (i) a decision of the Tax Court or judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) IRS Form 870, 870-AD, 870-L, 870-L(AD), 870-P, 870-P(AD), 870-S, 870-S(AD) (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service, or by comparable agreement form under the laws of other jurisdictions; except that a Form 870, 870-AD, 870-L, 870-L(AD), 870-P, 870-P(AD), 870-S, 870-S(AD) or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (iii) a closing agreement or compromise under Sections 7121 or 7122 of Code or under corresponding provisions of any subsequently enacted Federal tax laws, or comparable agreements under the laws of other jurisdictions; (iv) any allowance of a refund or credit in respect of any overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by the way of offset) by the Tax imposing jurisdiction; or (v) any other final disposition by reason of the expiration of the applicable statute of limitations or the expiration of the period during which a protest may be filed.

                 (b) To the extent possible, Parent, Borden, Holdings and the Electing Subsidiaries shall execute as of the Closing Date any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). To the extent, however, that any Section 338 Forms are not executed by the Closing Date, Parent, Borden, Holdings and the Electing Subsidiaries shall prepare and complete each such
Section 338

Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Parent, Borden, Holdings and each of the Electing Subsidiaries each agree to cause the Section 338 Forms to be duly executed by an authorized person for such entity and each shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

                 (c) As soon as practicable after the Closing Date, Parent shall reasonably determine the fair market value of the assets of Holdings and the Electing Subsidiaries and the allocation of the deemed sales price of the assets of Holdings and the Electing Subsidiaries resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Section 338 Allocation"). Parent shall deliver to Borden a schedule setting forth the Section 338 Allocation within 120 days after the Closing. If the Section 338 Allocation would have a material adverse effect on Borden as reasonably demonstrated to Parent by Borden, then Borden shall be entitled to have Borden's comments incorporated into the Allocation Schedule. Parent, Borden, Holdings and the Electing Subsidiaries shall file all Returns consistently with the Section 338 Allocation.

                 (d) Borden shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of any Section 338(h)(10) Election or any comparable or resulting election under state law filed by Parent or Borden. Notwithstanding the preceding sentence, Parent shall be responsible for and shall pay any income, franchise or similar Taxes imposed by any state or local taxing authority as a result of any resulting mandatory
Section 338(g) election (or any comparable election under state law) if such state or local taxing authority does not allow or respect a Section 338(h)(10) Election (or any comparable or resulting election under state law) with respect to the purchase and sale of the Borden Shares contemplated hereby.

                 6.3 Post-Closing Cooperation. (a) Borden, Parent and each of the Borden Corporations shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

                 (b) Borden shall be responsible for and shall pay all Taxes for the Borden Corporations that become due before or after the Closing Date that are properly allocable under this Section to the period prior to and including the Closing Date, except that the Borden Corporations and Parent, and not Borden, shall be responsible for and shall pay either to Borden or to the appropriate taxing authorities (a) the amounts accrued therefor in the Financial Statements (including amounts accrued with respect to the Tax Sharing Agreement notwithstanding the fact that such Tax Sharing Agreement has been terminated pursuant to Section 6.5(d) hereof) but not paid on or before the Closing

Date, and (b) the amounts (other than income Taxes) accrued therefor but not paid on or before the Closing Date which are reflected as expenses in determining the Earnings for the period from and including January 1, 1997 through the last day of the Closing Period. In order to appropriately apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of Holdings, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement.

                 In any case where applicable law does not permit Holdings to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the Taxes attributable to the operations of Holdings or its Subsidiaries for such Interim Period (as defined below) shall be (i) in the case of any transaction-based Tax (such as sales, transfer and other similar Taxes) ("Transaction-Based Taxes"), any such Tax attributable to a transaction occurring in such Interim Period; (ii) in the case of Taxes other than Transaction-Based Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (iii) in the case of Taxes that are based on income or gross receipts, the Taxes other than

Transaction-Based Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on Holdings or its Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date. An Interim Period shall be treated as a Pre-Closing Period for purposes of this Agreement. "Post-Closing Period" means with respect to any Taxes imposed on Holdings or its Subsidiaries on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the day immediately following the Closing Date and ending on and including the last day of the actual taxable period that includes (but does not end on) the Closing Date. Any Taxes relating to a period that includes (but does not end on) the Closing Date which are not attributed to the Interim Period pursuant to this paragraph shall be attributed to the Post-Closing Period.

                 (c) If in any period ending after the Closing Date Holdings earns any credit or recognizes any loss which cannot be applied against its Tax liability for such period, such loss or credit shall not be carried back to any period prior to the Closing Date.

                 6.4 Tax Indemnification. (a) Borden's Indemnification. From and after the Closing Date, Borden shall protect, defend and indemnify Parent and its affiliates

(including Holdings and its Subsidiaries) and each of their respective officers, directors, employees, agents and other representatives (collectively, the "Parent Indemnitees"), and hold each Parent Indemnitee harmless, from any diminution in value, demand, damage, claim, action, cause of action, deficiency, fine, liability, Tax or other loss or expense including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages") arising out of or resulting from any and all Taxes which are (i) imposed on Borden or any member (other than the Borden Corporations) of the consolidated, unitary or combined group which includes or included any one or more of the Borden Corporations that (a) Parent or any one or more of the Borden Corporations pays or otherwise satisfies in whole or in part, or (b) results in liens or encumbrances on any assets of any one or more of the Borden Corporations or Parent, or (ii) imposed on any one or more of the Borden Corporations in respect of its income, business, property or operations or for which any one or more of the Borden Corporations may otherwise be liable (A) for any taxable period ending prior to the Closing Date and for any Pre-Closing Period, (B) resulting by reason of the several liability of any one or more of the Borden Corporations pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of any one or more of the Borden Corporations having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from any one or more of the Borden Corporations ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes Borden, (D) attributable to any discharge of indebtedness that may result from any capital contributions by Borden (or an affiliate of Borden) prior to the Closing Date to any one or more of the Borden Corporations of any intercompany indebtedness owed by such Borden Corporation or Corporations to Borden (or an affiliate of Borden), or (E) resulting from the making of the Elections except as provided in Section 6.2(d); provided, however, that Borden's liability for Damages under the foregoing provisions of this paragraph shall be reduced to the extent that, as of the time of the payment of the indemnity claim by Borden, the Borden Corporations and/or Parent have not satisfied the obligation, if any, imposed on them in the first sentence of Section 6.3(b) hereof.

                 (b) Parent's Indemnification. Following the Closing Date, Parent shall, and shall cause Holdings and each of its Subsidiaries to, indemnify Borden and its affiliates and each of their respective officers, directors, employees, and agents and hold them harmless from: (i) all liability for Taxes of Holdings and any of its Subsidiaries for any period beginning after the Closing Date and any Post-Closing Period; and (ii) all liability for Taxes of Holdings or any of its Subsidiaries for the Pre-Closing Period to the extent of the obligation imposed on the Borden Corporations to pay such Taxes in the first sentence of Section 6.3(b) hereof.

                 (c) Tax Audits. With respect to any claim made by any taxing authority relating to the Borden Corporations (a "Tax

Claim") relating to any taxable period ending on or before the Closing Date, Borden shall, at its expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner, provided, however, that if the results of such proceeding could reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of Parent or the Borden Corporations for any taxable period including or ending after the Closing Date, there shall be no settlement or closing or other agreement with respect thereto without the consent of Parent, which consent will not be unreasonably withheld. Parent shall, at its expense, control all proceedings and make all decisions taken in connection with any Tax Claim relating solely to Taxes of Holdings or any of its Subsidiaries for any taxable period beginning after the Closing Date (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that if the results of such proceeding could reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of Borden (or any member of the group of which it is the common parent) for any taxable period including or ending after the Closing Date, there shall be no settlement or closing or other agreement with respect thereto without the consent of Borden, which consent will not be unreasonably withheld.

                 With respect to any taxable period of the Borden Corporations beginning before and ending after the Closing Date, Borden and Parent shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding relating to any Tax covered by Section 6.4(a) or (b) and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

                 In no case shall any of Parent, Holdings or any of Holdings' Subsidiaries settle or otherwise compromise any Tax Claim relating to a Pre-Closing Period without Borden's prior written consent. None of Borden, Parent, Holdings or any of Holdings' Subsidiaries shall settle a Tax Claim relating to a Post-Closing Period without Parent's prior written consent. In the event that any party violates the provisions of this paragraph (relating to the settlement of Tax Claims), such party shall not be entitled to any indemnity payments with respect to any indemnifiable claim (relating to such Tax Claims) pursuant to this Section 6.4.

                 (d) Tax Refunds. Parent agrees to pay (and to cause each Borden Corporation to pay) to Borden all refunds of any Taxes for which Borden is liable under Sections 6.3 and 6.4 hereof, but only to the extent such refund has not been specifically included as a receivable in the Financial Statements. Borden agrees to pay to Parent all refunds of any Taxes for which Parent is liable under Sections 6.3 and 6.4 hereof. The parties shall cooperate in order to take all reasonably necessary steps to claim any such refund. Any such refund received by a party (considering, for purposes of this sentence, Parent and the Borden Corporations as one party and Borden as the other party) or its affiliates for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received. For purposes of this Agreement, a refund of Tax includes the application of an amount otherwise refundable as a reduction of amounts owed or to be owed.

                 (e) Computation of Indemnifiable Losses. Subject to Section 6.5(c) hereof, any amount payable pursuant to this Section 6.4 shall be decreased to the extent of (i) any net Tax benefit actually recognized and utilized to offset or reduce the Tax liability of the indemnified party as a result of the adjustment to Taxes giving rise to the indemnifiable loss and
(ii) any insurance proceeds received or receivable by the indemnified party in respect of an indemnifiable loss. The indemnification provisions set forth in this Section 6.4 shall survive the Closing until ninety days after the expiration of the applicable statute of limitations (and any extensions thereof). Anything to the contrary notwithstanding, the termination or expiration of any indemnification obligation hereunder shall not affect any claims made in writing prior to such expiration or termination.

                 6.5 Other Tax Matters. (a) Except for stock transfer taxes and other Taxes referred to in Articles I and II hereof and except for any Transfer Taxes, as hereinafter defined, imposed in connection with any purchase by Parent or Parent's designee of the Equipment pursuant to Section 4.5, which shall be paid by Borden, Inc., all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent, and Borden and Parent shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. For purposes of this Agreement, (i) "Transfer Taxes" shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable Real Estate Transfer Taxes, as hereinafter defined, and Real Property Gains Taxes, as hereinafter defined) and related fees (including any penalties, interest and additions to tax) incurred with respect to such taxes,
(ii) "Real Estate Transfer Tax" shall mean the New York Real Estate Transfer Tax and any other similar state or local taxes imposed by New York State or any other state or local jurisdiction, and (iii) "Real Property Gains Tax" shall mean any state or local taxes similar to the New York Real Property Gains Tax prior to its repeal.

                 (b) There shall be no withholding pursuant to Section 1445 of the Code; provided that Borden delivers to Parent at the Closing a certificate complying with the Code and Treasury Regulations, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

                 (c) Borden and Parent agree to treat any amounts payable pursuant to this Article VI as an adjustment to the purchase price of the Borden Shares.

                 (d) Except as provided in Section 6.3(b), Borden shall cause all tax allocation agreements or tax sharing agreements with respect to each of the Borden Corporations (including without limitation the Tax Sharing Agreement) to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Borden Corporations on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Borden Corporations under any such agreements.
                                  ARTICLE VII
                            LABOR MATTERS, EMPLOYEE
                             RELATIONS AND BENEFITS

                 7.1 Conduct Prior to the Closing. Prior to the Closing, Parent shall take no action to cause Borden, Holdings or their Subsidiaries to terminate the employment of any Business

Employee, and neither Borden, Holdings nor their Subsidiaries shall be under any obligation to terminate any Business Employee prior to or at the Closing.

                 7.2 Continuity of Employment. The parties hereto intend that there shall be continuity of employment with respect to all Business Employees; provided that nothing contained herein to the contrary shall prohibit Parent, Holdings or its Subsidiaries from terminating any non-union employee following the Closing, and nothing contained herein to the contrary shall prohibit Parent, Holdings or its Subsidiaries from terminating any union employee following the Closing pursuant to the terms of an valid Collective Bargaining Agreement (as defined in Section 7.3 below).

                 7.3 Collective Bargaining Agreements. Parent shall continue to employ all Business Employees covered by any of the collective bargaining agreements listed on Schedule 7.3 (the "Collective Bargaining Agreements") as of the Closing. For each Collective Bargaining Agreement in effect as of the Closing, Parent agrees to (a) recognize the union which is a party to such Collective Bargaining Agreement as the exclusive collective bargaining representative for the Business Employees covered under the terms of the Collective Bargaining Agreement and (b) negotiate with the union over the terms of a new collective bargaining agreement upon timely demand by the union. Nothing contained herein to the contrary shall prohibit Parent, Holdings or its Subsidiaries from terminating any Business Employee covered under an existing Collective Bargaining Agreement pursuant to the terms of that agreement.

                 7.4 Comparable Benefits. For one year following the Closing, Parent shall, or shall cause an affiliate to, offer employee benefits, effective as of the Closing (including, but not limited to, health, welfare, pension, vacation, savings and severance benefits) to the Business Employees that are comparable in the aggregate to the employee benefits that are in effect for such employees immediately prior to the Closing. Prior to Closing, Parent and Borden shall mutually agree upon what employee benefits shall be offered to non-union Business Employees during the one-year period following the Closing, in order to provide comparable benefits within the meaning of this
Section 7.4. If the parties are unable to agree as to what employee benefits offered by Parent are "comparable," the decision of an independent third-party actuary (the selection of which shall be acceptable to both parties) shall be binding. With respect to Business Employees who are covered by Collective Bargaining Agreements, Parent agrees to negotiate with the certified bargaining representative(s) for such Business Employees over the employee benefits to be offered following the Closing.

                 7.5 Business Plan Participation. Except as expressly provided in this Section 7.5 or except as otherwise required by applicable law, Business Employees shall cease active participation in (and accrual of additional benefits under) all Borden-sponsored Business Plans as of the Closing.

                 7.6 Business Plan Liabilities. Except as otherwise specifically provided in this Article VII, Parent shall be responsible and liable for all liabilities and obligations (a) relating to the participation of the Business Employees under the Business Plans and the Parent Business Plans before, on or after the Closing (including, but not limited to, medical, dental and life insurance benefits for the benefit of Business Employees who are receiving disability income payments under any Business Plan, but excluding long-term disability income benefits payable to Business Employees for long-term disability claims (i) in pay status prior to Closing or (ii) converted directly from short-term disability claims in pay status prior to Closing, without any intervening period between short-term disability status and long-term disability status) and (b) in connection with the employment (or termination of employment) of the Business Employees before, on or after the Closing. Other than the liabilities and obligations expressly assumed by Parent pursuant to this Agreement relating to the participation of Business Employees in the Business Plans and in the Parent Business Plans (including, without limitation, the liabilities and obligations assumed by Parent in the immediately preceding sentence), Borden shall be responsible and liable for all liabilities and obligations relating to the Business Plans accruing prior to Closing. Parent shall have no liabilities or obligations under any Business Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) under which Business Employees have ceased active participation pursuant to
Section 7.5 of this Agreement,
except that Parent shall be responsible and liable for all accruals or claims relating to the participation of Business Employees for all periods of time prior to such cessation with respect to such welfare benefit plans.

                 7.7 Defined Benefit Plan. (a) As of the Closing, Borden shall cause the participation by the Business Employees in the Borden, Inc. Employees Retirement Income Plan (the "Borden Pension Plan") to cease. Assets shall be transferred in cash or other marketable assets as determined by Borden (valued at their fair market value as of the date or dates of transfer) as soon as practicable (but in no event later than nine months) after the Closing to such defined benefit plan designated by Parent (the "Parent Pension Plan"); provided, however, that unless Parent agrees otherwise, all assets so transferred shall be a pro rata portion of plan assets on hand at Closing in approximately the same ratio that liabilities transferred bear to total plan liabilities. The amount of assets to be transferred shall be equal to:

                 (i) the funded percentage of "current liability" under the Borden Pension Plan of the Business Employees as of the Closing (with assets valued at fair market value as of such date), using an interest rate equal to the highest permissible rate under Section 412(l)(7) of the Code at the Closing. Current liability shall be determined as of January 1, 1997 and actuarially rolled forward from January 1, 1997 to the Closing, determined by an actuary retained by Borden ("Borden's Actuary"), utilizing the actuarial methods and assumptions (other than the aforementioned interest rate) used for determining the minimum funding requirements for the Borden Plan for 1996, minus

                 (ii) any benefit payments made to or in respect of a Business Employee during the period from the Closing to the date of transfer, plus

                 (iii) interest on the net amount described in clauses (i) and (ii) above at the same interest rate used to determine the amount in clause (i) above from the Closing Date to the date of transfer.

The foregoing method is accepted by the parties to this Agreement as a reasonable basis on which to determine the present value of accrued benefits in compliance with the provisions of Section 414(l) of the Code. Parent's actuary may review Borden's Actuary's calculations for accuracy in the application of the agreed actuarial methods, assumptions and interest rates specified in clause (i) above as well as the calculations pursuant to clauses (ii) and (iii) above. Should the actuaries be unable to agree upon the calculations, the matter shall be submitted to an independent third- party actuary (the selection of which shall be acceptable to both parties) for final resolution. Prior to the transfer date, all benefit payments shall be made from the Borden Pension Plan. In consideration of the transfer of assets described herein, the Parent Pension Plan shall, as of the Closing, assume all liabilities in respect of participants for whom assets are transferred.

                 (b) Parent shall (i) give Borden written notice of the name of the trustee of the Parent Pension Plan, accompanied by a copy of the most recent favorable IRS determination letter for such plan received by Parent, as promptly as possible after the Closing, but in any event prior to the date on which such transfer is to occur; and (ii) as soon as practicable (but in no event later than nine months) after the Closing, make all required filings and submissions to appropriate Governmental Authorities. As soon as practicable after the Closing, Borden shall cause the trustee of the Borden Pension Plan to transfer to the trustee of the Parent Pension Plan the amount of assets described in Section 7.7(a) above. Borden, Parent and each of the Borden Corporations shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents and other representatives reasonably to cooperate, in preparing and filing all returns, reports and other documents with governmental regulatory agencies, including maintaining and making available to each other all records necessary in connection with such filings or reasonably necessary to resolve disputes or audits with respect to Business Employees covered by Business Plans (other than those records that, absent a specific judicial order or decree requiring disclosure, are privileged or that otherwise may not be disclosed pursuant to contract, judicial order or other similar circumstances).

                 7.8 Defined Contribution Plans. (a) As of the Closing, Borden shall cause the active participation by the Business Employees in the Borden, Inc. Retirement Savings Plan, the Borden, Inc. Union Savings Plan and the Borden, Inc. Associate Savings Plan (collectively, the "Savings Plans") to cease. Borden shall (i) as of the Closing cause the trustees of the Savings Plans to identify, in accordance with the applicable spinoff provisions set forth under Section 414(l) of the Code, the assets of the Savings Plans representing the full account balances of the Business Employees for all periods of participation through the Closing (including, as applicable, all employee contributions, employer contributions and all earnings attributable thereto); and (ii) as soon as practicable (but in no event later than nine months) after the Closing, make all required filings and submissions to appropriate Governmental Authorities and all required amendments to the Savings Plans and related trust agreements necessary to provide for the transfer of assets described in this Section 7.8. The Savings Plans shall be amended to provide that (i) there shall be no contributions thereto with respect to the Business Employees for periods after the Closing and (ii) all transferred employer contributions shall be fully vested.

                 (b) Parent shall (i) give Borden written notice of the name of the trustee of the defined contribution plan designated by Parent to which the assets and liabilities for benefits of the Savings Plans are to be transferred (the "Parent Savings Plan"), accompanied by a copy of the most recent favorable IRS determination letter for such plan received by Parent, as promptly as possible after the Closing, but in any event prior to the date on which such transfer is to occur; and (ii) as soon as practicable (but in no event later than nine months) after the Closing, make all required filings and submissions to appropriate Governmental Authorities. As soon as practicable after the Closing, and pursuant to the procedures set forth below, Borden shall cause the trustees of the Savings Plans to transfer to the trustee of the Parent Savings Plan the following amount (the "Total Transfer Amount"): (A) the full account balances (in kind or in cash as determined by Borden, and notes for any loans to the Business Employees) of all Business Employees, whose account balances shall have been credited with appropriate earnings and contributions, if any, attributable to the period ending on the close of business on the day preceding the Closing, plus (B) earnings on such account balances attributable to the period from the Closing to the Transfer Date, reduced by (C) any benefit or withdrawal payments in respect of the Business Employees prior to the Transfer Dates. The "Transfer Date" shall be the first day of the month following a 15th day of a month by which Parent has requested the transfer and Borden has received copies of the applicable favorable IRS determination letters. On the Transfer Date, Borden shall transfer 90% of its good faith estimate of the Total Transfer Amount. Upon the completion of a calculation of the Total Transfer Amount by the recordkeeper for the Savings Plans (such calculation to occur no later than 120 days after the Transfer Date and such calculation to be binding on Parent), the Savings Plans shall transfer to the Parent Savings Plan an amount equal to the difference between the Total Transfer Amount and any amounts previously transferred to the Parent Savings Plan or, if applicable, the Parent Savings Plan shall transfer to the Savings Plans an amount equal to the difference between any amounts previously transferred to the Parent Savings Plan and the Total Transfer Amount. In consideration of the transfer of assets hereunder, Parent shall, as of the Transfer Date, cause the Parent Savings Plan to assume the liabilities for benefits payable to plan participants and beneficiaries in respect of participants for whom assets (including notes) are transferred.

                 (c) Periods of employment by the Business Employees with Borden for which credit was given under the Savings Plans shall be taken into account for all purposes under the Parent Savings Plan to the same extent they were taken into account under the Savings Plans.

                 (d) Parent shall (i) permit repayment to the Parent Savings Plan of the outstanding loans of the Business Employees (under the Savings Plans) by way of regular paycheck deductions and (ii) take all steps required to effectuate such repayment (including amending its plans).

                 (e)  Any transfer of plan assets shall consist of (i) cash,
(ii) the loan balances described below in this Section 7.8(e) and (iii) fixed investment contracts as determined by Borden (valued at their fair market value as of the date or dates of transfer); provided, however, that unless Parent agrees otherwise, all fixed investment contracts so transferred shall be a pro rata portion of such contracts on hand at Closing in approximately the same ratio as the account balances transferred bear to total account balances. Should any outstanding loans of

Business Employees (under the Savings Plans) be transferred to the trustee or trustees of the Parent's Savings Plan, Borden shall cause such loans to be transferred only with respect to such Business Employees who are identified in writing to Parent by the Transfer Date as having executed new notes in favor of Parent's Savings Plan.

                 7.9 Withdrawal Liability. As of the Closing, Parent shall assume the liability for any pension withdrawal liability to the Central States Southeast and Southwest Areas Pension Fund thereafter due resulting from participation in the pension fund of employees or former employees of Holdings or its Subsidiaries. Claims for multiemployer plan withdrawal liability triggered by events occurring prior to the Closing shall be the responsibility of Borden.

                 7.10  Post-Retirement Benefits.  Subject to Sections 7.7 and
7.8 above, as of the Closing, no Business Employee shall be eligible to receive "Post-Retirement Benefits" from Borden (including, but not limited to, pension, retiree medical and retiree life benefits). To the extent that Business Employees receive (or are eligible to receive) Post-Retirement Benefits from Borden immediately prior to the Closing, such Business Employees shall receive Post- Retirement Benefits from Parent following the Closing.

                 7.11 Welfare Plans. With respect to any Parent Business Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained for the benefit of Business Employees on and after the Closing, Parent shall (a) cause there to be waived any pre-existing condition limitations and (b) give effect, in determining any deductible and maximum out- of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Borden immediately prior to the Closing.

                 7.12 Accrued Vacation. With respect to any accrued but unused vacation time to which any Business Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing (the "Vacation Policy"), Parent shall allow such Business Employee to use such accrued vacation; provided, however, that if Parent deems it necessary to disallow such employee from taking such accrued vacation, Parent shall be liable for and pay in cash to such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; provided, further, that Parent shall be liable for and pay in cash an amount equal to such accrued vacation time to any Business Employee whose employment terminates for any reason subsequent to the Closing; provided, further, that Parent shall be under no obligation to recognize any unused vacation time accrued prior to the year in which the Closing occurs.

                 7.13 Severance. Parent shall provide severance benefits in accordance with Schedule 7.13 to Business Employees (who are either salaried or non-union hourly employees) terminated within 12 months of the Closing under the same terms as the Business Plans that are severance plans.

                 7.14 Service Credit. With respect to the Business Employees, Parent shall recognize all service with Borden for purposes of eligibility and vesting under the Parent Business Plans.

                 7.15 WARN Act. Parent agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

                 7.16 COBRA. Parent agrees to provide any required notice under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and any other applicable law on or after the Closing.

                 7.17 No Rights Conferred on Employees. Nothing herein, expressed or implied, shall confer upon any employee or former employee of Borden, Parent, Holdings and its Subsidiaries, or any of their affiliates (including, without limitation, the Business Employees), any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

                                  ARTICLE VIII
                       ASSUMPTION OF CERTAIN OBLIGATIONS
                        AND LIABILITIES; INDEMNIFICATION

                 8.1 Assumption and Indemnification. (a) Parent hereby agrees to assume all obligations and liabilities of Borden and its affiliates (collectively, the "Borden Indemnified Parties"), and to indemnify, defend and hold the Borden Indemnified Parties harmless from and against and in respect of any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred by them in respect of or arising out of:

                 (i) except for liabilities and obligations expressly assumed by Borden under this Agreement, any liabilities or obligations of or related to Holdings or any of its Subsidiaries, whether arising prior to, on or after the Closing Date;

                 (ii) any breach (A) by Parent or the Surviving Entity of any of its agreements or covenants contained in this Agreement, the Master Customer Services Agreement, as amended by the Master Services Agreement Amendment, the Insurance Matters Agreement, the Trademark License Agreement or the Meadow Gold Trademark License Agreement, or (B) by Parent of the representation and warranty contained in Section 3.3(b); and

                 (iii) (A) any assignment of Parent's rights or obligations pursuant to Section 9.6, any modification of any of the provisions of this Agreement, the Master Customer Services Agreement, as amended by the Master Services Agreement Amendment, the Trademark License Agreement or the Meadow Gold Trademark License Agreement made in connection with such assignment and any filing, notice, waiver, agreement, document or other action made or required in connection with such assignment and (B) any change to the structure of the Merger referred to in the last sentence of Section 1.2.

All such claims, losses, damages, expenses, obligations and liabilities are collectively referred to as "Borden Indemnified Liabilities".

                 Notwithstanding any other provision of this Agreement, Parent agrees that it shall have no cause of action against any Indemnified Party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act, as the same has been or may be amended from time to time, or any other cause of action with respect to chemicals in the soil or groundwater at, near or from any property or facility owned or operated by any of Holdings and its Subsidiaries.

                 (b) Borden, Inc. hereby agrees to assume all obligations and liabilities of Parent, Holdings, the Surviving Entity and their affiliates (collectively, the "Parent Indemnified Parties" and, together with the Borden Indemnified Parties, the "Indemnified Parties"), and to indemnify, defend and hold the Parent Indemnified Parties harmless from and against and in respect of any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred by them in respect of or arising out of:

                 (i) any demand for appraisal of Shares made by a holder of Common Shares who has not voted in favor of the Merger, or any other claim by a holder of Common Shares that such holder is entitled to additional consideration as a holder of Common Shares as a result of the transactions contemplated by this Agreement;

                 (ii) any breach (A) by Borden of any of their agreements or covenants contained in this Agreement (but expressly excluding, notwithstanding anything to the contrary that may be contained herein, Sections 3.1 and 3.2 hereof, except as expressly provided in clause
         (C), (D) or (E) below), (B) after the Closing, by Borden or their affiliates of the Master Customer Services Agreement, as amended by the Master Services Agreement Amendment, the Insurance Matters Agreement, the Trademark License Agreement or the Meadow Gold Trademark License Agreement, (C) by Borden of the representation and warranty contained in Section 3.1(b) or 3.1(d), (D) by Holdings of the representation and warranty contained in Section 3.2(b) or (E) by Holdings of the representation and warranty contained in the second sentence of Section 3.2(d) insofar as it pertains to Holdings' or its Subsidiaries' ownership of all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries;

                 (iii) any claim by any holder of shares of Common Stock on the date hereof that the original offer and sale by Holdings of shares of its Common Stock to such holder violated applicable federal or state securities laws;

                 (iv) any shares of capital stock or options outstanding immediately prior to the Closing which are not taken into account in determining the Common Share Consideration pursuant to Section 1.1 or otherwise settled pursuant to Section 2.2; and

                 (v) any liability for long-term disability income benefits payable to Business Employees, but only to the extent retained by Borden after the Closing pursuant to Section 7.6(a) of this Agreement.

All such claims, losses, damages, expenses, obligations and liabilities are collectively referred to as "Parent Indemnified Liabilities" and, together with the Borden Indemnified Liabilities, as "Indemnified Liabilities". Parent hereby agrees, on behalf of each Parent Indemnified Party, that, if the consideration to be paid to any holder of Dissenting Shares is less than the Common Share Consideration, then Parent shall pay to Borden, Inc., in cash and immediately available funds, an amount equal to the excess of the Common Share Consideration over the amount required to be paid to such holder of a Dissenting Share.

                 8.2 Procedure. If a claim by a third party (which term shall include a holder of Dissenting Shares) is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 10 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party if the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 10 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment.
Notwithstanding the foregoing, following the Closing, each party hereto will afford to the other parties hereto, and cause its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data with respect to Holdings and its Subsidiaries, to the extent that such access may be reasonably required by such other parties to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against them in connection with Holdings and its Subsidiaries.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1 Termination and Abandonment. (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

                 (i)      by mutual written consent of Parent and Borden; or

                 (ii) by Parent or Borden if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the Stock Purchase or the Merger and such injunction, restraining order or decree is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause
         (ii) shall have used its best efforts to have such injunction, order or decree vacated or denied; or

                 (iii) by Borden at any time on or after the 110th day from the date hereof if the conditions contained in Sections 5.1(a) and 5.1(b) hereof shall not have been satisfied with respect to all matters under or with respect to Antitrust Laws, or the Closing otherwise could not occur for any reason relating to Antitrust Laws; provided that, if Parent has fulfilled its obligations under Section 4.3, such 110th day shall be extended by one additional day for each day following the 21st day after receipt by Borden of a second request for information and documents under the Antitrust Improvements Act and the regulations thereunder in connection with the transactions contemplated hereby that Borden shall not have substantially complied with such second request; or

                 (iv)     by Borden at any time on or after the Clause

                 (iv) Termination Date (as defined below) if the Closing shall not have occurred by the Clause (iv) Termination Date; or

                 (v) by Borden if Borden shall not have received the payment referred to in Section 4.3(f) on the date such payment becomes due and payable under such Section 4.3(f); or

                 (vi) by Parent at any time after the 30th day following receipt by Borden, Inc. of written notice from Parent (the "Parent Termination Notice") that any of the conditions contained in Sections 5.2(a), 5.2(b) and 5.2(c) has not been satisfied unless on or prior to such 30th day Borden, Inc. shall have caused each such condition to be satisfied;

         provided that Parent shall not be permitted to deliver the Parent Termination Notice or to terminate this Agreement pursuant to this clause (vi) unless each of the conditions contained in Sections 5.1, 5.3(a), 5.3(b) and 5.3(d) shall have been satisfied or waived by Borden and Parent otherwise is ready, willing and able to perform the obligations to be performed by it at the Closing and to consummate the transactions contemplated hereby.

                 For purposes of this Agreement, the "Clause (iv) Termination Date" means the earlier of (i) the 28th day after the satisfaction of the condition contained in Section 5.1(b)(ii) and (ii) the 138th day after the date of this Agreement; provided that, if Parent has fulfilled its obligations under
Section 4.3, then the Clause (iv) Termination Date shall be extended by one additional day for each day following the 21st day after receipt by Borden of a second request for information and documents under the Antitrust Improvements Act and the regulations thereunder in connection with the transactions contemplated hereby that Borden shall not have substantially complied with such second request.

                 (b) Procedure Upon Termination. (i) In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any breach hereof, except as otherwise provided in Sections 9.1(b)(ii) and 9.1(b)(iii).

                    (ii) If Borden shall terminate this Agreement at any time when both of the Applicable Antitrust Conditions (as defined in the immediately succeeding sentence) shall have been satisfied, then none of Parent, Borden or Holdings shall have any further liability hereunder for breach of this Agreement (other than for the payment by Parent to Borden of non-refundable amounts due under this Agreement) and all non-refundable amounts paid by Parent to Borden hereunder shall be retained by Borden (notwithstanding the provisions of Section 9.11(b)). For purposes of this Agreement, "Applicable Antitrust Conditions" means (A) Parent shall have complied in all respects with Section
4.3 hereof and (B) either (1) the condition set forth in Section 5.1(a) shall not have been satisfied with respect to all matters under or with respect to Antitrust Laws or (2) the condition set forth in Section 5.1(b) shall not have been satisfied with respect to all matters under or with respect to Antitrust Laws.

                   (iii) If Borden shall terminate this Agreement at any time when all of the Applicable Funding Conditions (as defined in the immediately succeeding sentence) shall have been satisfied, then none of Parent, Borden or Holdings shall have any further liability hereunder for breach of this Agreement (other than for the payment by Parent to Borden of non-refundable amounts due under this Agreement) and all non-refundable amounts paid by Parent to Borden hereunder shall be retained by Borden (notwithstanding the provisions of Section 9.11(b)). For purposes of this Agreement, "Applicable Funding Conditions" means (A) Parent shall have complied in all respects with Sections

4.3(f) and 4.13 hereof, (B) all conditions contained in Section 5.1 hereof shall have been satisfied, (C) the conditions contained in Sections 5.3(a) and 5.3(b) shall have been satisfied and (D) Parent shall be ready, willing and able to consummate the Closing, including by satisfying all other conditions to be satisfied by Parent at or prior to the Closing, except only that Parent is unable to make the required payments under Articles I and II hereof because it does not have the required funds.

                 (c) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Sections 4.1(c), 4.4 and this
Article IX shall survive any termination of this Agreement.

                 9.2 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Agreement; provided, however, that Borden shall pay all fees and expenses incurred by Holdings and its Subsidiaries in connection with the transactions contemplated by this Agreement except to the extent such fees and expenses were incurred specifically at the request of Parent or its affiliates or in connection with Parent obtaining financing for the transactions contemplated by this Agreement.

                 9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

                 (a) if to Borden or, prior to the Closing, Holdings, to it at:


                          Borden, Inc.
                          180 East Broad Street
                          Columbus, Ohio  43215
                          Attention:  William F. Stoll, Jr., Esq., Senior
                                              Vice President and General Counsel
                          Telecopy:  614-627-8374

         with copies to:


                          Kohlberg Kravis Roberts & Co.
                          9 West 57th Street
                          New York, New York  10019
                          Attention:  Scott M. Stuart
                          Telecopy:  212-750-0003

         -and-

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York  10017
                          Attention:  David J. Sorkin, Esq.
                          Telecopy:  212-455-2502

                 (b)  if to Parent, to it at:


                          Mid-America Dairymen, Inc.
                          3253 East Chestnut Expressway
                          Springfield, Missouri  65802
                          Attention:  Gerald L. Bos, Vice President and
                                                   Chief Financial Officer
                          Telecopy:  417-865-1093
         with a copy to:


                          Mid-America Dairymen, Inc.
                          3253 East Chestnut Expressway
                          Springfield, Missouri  65802
                          Attention:  David A. Giesler, Esq., Vice
                                President--Legal

                          Telecopy:  417-865-1093

or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

                 9.4 Entire Agreement. This Agreement (including the Exhibits hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                 9.5 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 9.6 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Borden shall not unreasonably withhold its consent to any of the following assignments by Parent (each a "Contemplated Assignment"), unless (x) the Contemplated Assignment would have an adverse tax or other consequence to Borden, Inc. or any of its affiliates, or (ii) in the case of a Contemplated Assignment referred to in clause (b) or (c) below, the request for consent to such Contemplated Assignment is not received by Borden within five business days after the date hereof:

                 (a) an assignment by Parent of all or any part of its rights and obligations to a direct or indirect wholly owned subsidiary of Parent;

                 (b) an assignment by Parent of all or any part of its rights and obligations under this Agreement to Southern Foods Group, L.P. or a direct or indirect wholly owned subsidiary of Southern Foods Group, L.P.; or

                 (c) an assignment by Parent of its indirect right under this Agreement to purchase all the outstanding shares of common stock of Borden/Meadow Gold Dairies, Inc. ("BMGD") to a newly formed entity controlled by Mr. Allen Meyer ("Newco"), provided that, as part of such assignment, Parent directs Newco to pay, and Newco agrees to pay the consideration to be paid by Newco for BMGD directly to Borden in accordance with the provisions of Section 1.1;

provided that, with respect to each Contemplated Assignment, (i) the assignee (to the extent Borden consents to a Contemplated Assignment as set forth herein, a "Permitted Assignee") shall enter into a written agreement with Borden, in form and substance satisfactory to Borden, pursuant to which the Permitted Assignee agrees to be bound by, and to comply with, all of Parent's obligations under this Agreement (other than those obligations which relate solely to Parent's rights under this Agreement which have not been assigned to such Permitted Assignee) as if such Permitted Assignee were "Parent" for purposes of this Agreement (it being understood that, in connection with a Contemplated Assignment to Newco, Newco shall agree, with respect to BMGD, to be bound by, and to comply with, all of Parent's obligations relating to Holdings). No assignment permitted by this Section 9.6, including without limitation any Contemplated Assignment, shall relieve Parent of any of its obligations under this Agreement, including without limitation the obligations to pay to Borden the full amount of consideration set forth in Section 1.1 hereof and to pay the Merger Consideration.

                 9.7 Amendment and Modification; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking





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such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                 9.8 Public Announcements. Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior approval of the other party. Prior to issuing a press release or other public announcement with respect to the execution and delivery of this Agreement, Parent and Borden, Inc. shall agree on the form of such press release or other public announcement.

                 9.9 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                 9.11 Enforcement. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is





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accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

                 (b) Notwithstanding any statement herein that an amount paid by Parent to Borden is non-refundable, Parent shall be entitled, in the event that this Agreement shall be terminated without the Closing having occurred, to a refund of such amounts actually paid by Parent to Borden if and to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Borden, Holdings or any of its Subsidiaries has breached this Agreement and that the aggregate amount of such payments by Parent constitutes all or a portion of Parent's damages for such breach; provided that Parent shall not





                                     -114-
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be entitled to any such refund if the provisions of Section 9.1(b)(ii) or
9.1(b)(iii) shall have been applicable to such termination of this Agreement.





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                 9.12  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.


                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                MID-AMERICA DAIRYMEN, INC.



                                By:/s/ Gerald L. Bos
                                   Name:  Gerald L. Bos
                                   Title:  Vice President


                                BORDEN/MEADOW GOLD DAIRIES HOLDINGS, INC.



                                By:/s/ Anthony R. Ward
                                   Name:  Anthony R. Ward
                                   Title:  President and Chief
                                           Executive Officer


                                 BDH TWO, INC.



                                 By:/s/ Phyllis R. Yeatman
                                    Name:  Phyllis R. Yeatman
                                    Title:  Assistant Secretary


                                 BORDEN, INC.



                                 By:/s/ C. Robert Kidder
                                    Name:  C. Robert Kidder
                                    Title:  President and Chief
                                            Executive Officer